Exhibit 99.1

EXPLANATORY NOTE

FTAI Infrastructure Inc. is filing this exhibit (this “Exhibit”) to reflect changes to the presentation of its financial information as set forth in its Information Statement, as filed in Exhibit 99.1 to Form 8-K with the Securities and Exchange Commission on July 15, 2022. This Exhibit is being filed to present retrospectively revised segment reporting financial information to reflect changes implemented during the third quarter of 2022, as described in FTAI Infrastructure Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2022. In addition, select material events related to the spin-off that occurred after the filing of the Information Statement have been included in Note 19 to the combined consolidated financial statements. No other changes have been made to the Information Statement. This Exhibit does not modify or update in any way the disclosures made in the Information Statement other than as required to reflect the revised segment information and to present certain subsequent events. References to the Information Statement or the combined consolidated financial statements included herein are to the Form 10 as revised by this Exhibit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited combined consolidated financial statements of the Company for the years ended December 31, 2021, 2020 and 2019 appearing elsewhere in this Information Statement. These historical financial statements do not give effect to the spin-off or reflect any other pro forma adjustments relating to the spin-off. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Special Note Regarding Forward-Looking Statements,” “Risk Factors” within the Information Statement, as filed in Exhibit 99.1 to Form 8-K with the Securities and Exchange Commission on July 15, 2022 and elsewhere in this Information Statement. All amounts are presented in thousands unless otherwise noted. Unless the context requires otherwise, references use in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “FTAI Infrastructure,” the “Company,” “we,” “our,” “us,” and other similar terms refer to the infrastructure business of FTAI before giving effect to the spin-off.

Overview

We are in the business of acquiring, developing and operating assets and businesses that represent critical infrastructure for customers in the transportation and energy industries. We were formed as FTAI Infrastructure LLC, a Delaware limited liability company and subsidiary of FTAI, on December 13, 2021. Prior to the completion of the spin-off, we will convert into FTAI Infrastructure Inc., a Delaware corporation, and will hold all the material assets and investments that comprise FTAI’s infrastructure business. Prior to the spin-off, we are a subsidiary of FTAI, which is a Nasdaq-listed company that is externally managed and advised by our Manager.

Our operations consist of four primary business lines: (i) Railroad, (ii) Ports and Terminals (iii) Power and Gas and (iv) Sustainability and Energy Transition. Our Railroads business primarily invests in and operates short line and regional railroads in North America.  Our Ports and Terminals business, consisting of our Jefferson Terminal and Repauno segments, develops or acquires industrial properties in strategic locations that store and handle for third parties a variety of energy products including crude oil, refined products and clean fuels. Our Power and Gas business develops and operates facilities, such as a 485 megawatt power plant at our Long Ridge terminal in Ohio through our equity method investment, that leverage the property’s location and key attributes to generate incremental value. Our Sustainability and Energy Transition business focuses on investments in companies and assets that utilize green technology, produce sustainable fuels and products or enable customers to reduce their carbon footprint. For the year ended December 31, 2021, (i) our Railroads business accounted for 52% of our total revenue (ii) our Ports and Terminals business accounted for 48% of our total revenue,  (iii) our Power and Gas business accounted for 0% of our total revenue and (iv) our Sustainability and Energy Transition business accounted for 0% of our total revenue.

We expect to continue to invest in such market sectors, and pursue additional investment opportunities in other infrastructure businesses and assets we believe to be attractive and meet our investment objectives. Our team focuses on acquiring a diverse group of long-lived assets or operating businesses that provide mission-critical services or functions to infrastructure networks and typically have high barriers to entry, strong margins, stable cash flows and upside from earnings growth and asset appreciation driven by increased use and inflation. We believe that there are a large number of acquisition opportunities in our markets and that our Manager’s expertise and business and financing relationships, together with our access to capital and generally available capital for infrastructure projects in today’s marketplace, which will allow us to take advantage of these opportunities. As of December 31, 2021, we had total consolidated assets of $2,442 million and total equity of $1,462 million. For the year ended December 31, 2021, reflecting the acquisition of Transtar and separation of FTAI’s infrastructure business from FTAI, on a pro forma basis, we had net loss attributable to shareholders of $161.1 million.

The Spin-Off

FTAI Infrastructure LLC, a Delaware limited liability company and subsidiary of FTAI, will convert into FTAI Infrastructure Inc., a Delaware corporation, which will hold, directly or indirectly, all of FTAI’s infrastructure business comprised of (i) the Jefferson Terminal, a multi-modal crude oil and refined products terminal in Beaumont, Texas, (ii) Repauno, a deep-water port located along the Delaware River with an underground storage cavern, a new multipurpose dock, a rail-to-ship transloading system and multiple industrial development opportunities, (iii) Long Ridge, an equity method investment in a multi-modal terminal located along the Ohio River with multiple industrial development opportunities, including a power plant, (iv) Transtar, comprising five freight railroads and one switching company that provide rail service to certain manufacturing and production facilities, (v) Aleon and Gladieux, an equity method investment in two ventures developing battery and metal recycling technology, (vi) KRS, a tank car cleaning and repair business, (vii) Clean Planet USA, a green-tech company that is developing recycling facilities to process traditionally non-recyclable waste plastics in key North American markets, (viii) FYX, an operating company that provides roadside assistance services for the intermodal and over-the-road trucking industries, (ix) CarbonFree, a business that develops technologies to capture carbon dioxide from industrial emissions sources, and (x) Containers, which consists of containers that are owned and leased. As part of the spin-off, these infrastructure businesses will be contributed to or merged into a new holding company which will result in the infrastructure business being considered the predecessor of the newly formed FTAI Infrastructure. The separation of FTAI Infrastructure from FTAI and the distribution of FTAI Infrastructure common stock are intended to create two independent companies, enhance investor transparency, better highlight the attributes of both companies and allow for tailored capital structure and financing options. FTAI and FTAI Infrastructure expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled “Our Spin-Off from FTAI—Reasons for the Spin-Off” within the Information Statement, as filed in Exhibit 99.1 to Form 8-K with the Securities and Exchange Commission on July 15, 2022. In connection with the spin-off transaction, FTAI is being treated as the accounting spinnor, consistent with the legal form of the transaction.

Under the plan, FTAI will spin-off its infrastructure business by way of a pro-rata distribution of its interest in the common stock of our Company to FTAI shareholders of record as of the close of business on the spin-off transaction record date.

Impact of COVID-19

The ongoing COVID-19 pandemic adversely affected our Jefferson Terminal business in several material ways during the years ended December 31, 2020 and 2021. Although difficult to quantify the impact, the pandemic adversely affected macro trends in refinery utilization rates in the United States and the global consumption of petroleum and liquid fuels in 2020 and part of 2021, which adversely affected our revenues for our Jefferson Terminal business. In addition, we were unable to complete certain new customer contracts and certain of our existing customers did not increase volumes as anticipated which also adversely affected our revenues for those periods.

Due to the outbreak of COVID-19, we have taken measures to protect the health and safety of our employees, including having employees work remotely, where possible. As COVID-19 continues to evolve, the extent to which COVID-19 impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to try and contain COVID-19 or treat its impact. We continue to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, our plans as described above may change. At this point, we cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on our business, results of operations, financial position and cash flows.

For additional detail, see “Risk Factors— A pandemic, including COVID-19, could have an adverse impact on our business, financial condition, and results of operations” within the Information Statement, as filed in Exhibit 99.1 to Form 8-K with the Securities and Exchange Commission on July 15, 2022.

Operating Segments

Prior to the third quarter of 2022, we operated as three reportable segments. During the third quarter of 2022, we reorganized our historical operating segments into five operating segments as described below. Additionally, during the third quarter of 2022, we modified our definition of Adjusted EBITDA to exclude the impact of interest costs on pension and other post-employment benefit (“OPEB”) liabilities. All segment data and related disclosures for earlier periods presented herein have been recast to reflect the new segment reporting structure.

Our reportable segments represent strategic business units comprised of investments in different types of infrastructure assets. We have five reportable segments which operate in infrastructure businesses across several market sectors, all in North America. Our reportable segments are (i) Railroad, (ii) Jefferson Terminal, (iii) Repauno, (iv) Power and Gas and (v) Sustainability and Energy Transition. The Railroad segment is comprised of five freight railroads and one switching company that provide rail service to certain manufacturing and production facilities, in addition to KRS, a railcar cleaning operation. The Jefferson Terminal segment consists of a multi-modal crude oil and refined products terminal and other related assets. The Repauno segment consists of a 1,630-acre deep-water port located along the Delaware River with an underground storage cavern, a new multipurpose dock, a rail-to-ship transloading system and multiple industrial development opportunities. The Power and Gas segment is comprised of an equity method investment in Long Ridge, which is a 1,660-acre multi-modal port located along the Ohio River with rail, dock, and multiple industrial development opportunities, including a power plant in operation. The Sustainability and Energy Transition segment is comprised of Aleon/Gladieux, Clean Planet, and CarbonFree, and all three investments are development stage businesses focused on sustainability and recycling.

Corporate and Other primarily consists of corporate general and administrative expenses, management fees and debt, all allocated from the Parent. Additionally, Corporate and Other includes an investment in an unconsolidated entity engaged in the acquisition and leasing of shipping containers and an investment in an operating company that provides roadside assistance services for the intermodal and over-the-road trucking industries.

Results of Operations

Adjusted EBITDA (non-GAAP)

The chief operating decision maker (“CODM”) utilizes Adjusted EBITDA as the key performance measure. Adjusted EBITDA is not a financial measure in accordance with U.S. generally accepted accounting principles (“GAAP”). This performance measure provides the CODM with the information necessary to assess operational performance, as well as making resource and allocation decisions. We believe Adjusted EBITDA is a useful metric for investors and analysts for similar purposes of assessing our operational performance.

Adjusted EBITDA is defined as net income (loss) attributable to FTAI Infrastructure, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and capital lease obligations, changes in fair value of non-hedge derivative instruments, asset impairment charges, incentive allocations, depreciation and amortization expense, interest expense, and interest costs on pension and OPEB liabilities, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities, and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities and the non-controlling share of Adjusted EBITDA.

The following table presents our combined consolidated results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Lease income	$2,424	$1,186	$3,362	$1,238	$(2,176)
Rail revenues	61,514	4,424	2,917	57,090	1,507
Terminal services revenues	45,038	50,887	42,965	(5,849)	7,922
Crude marketing revenues	—	8,210	166,134	(8,210)	(157,924)
Other revenue	11,243	3,855	14,074	7,388	(10,219)
Total revenues	120,219	68,562	229,452	51,657	(160,890)

Expenses
Operating expenses	98,541	69,391	260,909	29,150	(191,518)
General and administrative	8,737	8,522	7,469	215	1,053
Acquisition and transaction expenses	14,826	1,658	9,134	13,168	(7,476)
Management fees and incentive allocation to affiliate	15,638	13,073	16,541	2,565	(3,468)
Depreciation and amortization	54,016	31,114	33,128	22,902	(2,014)
Asset impairment	—	—	4,726	—	(4,726)
Total expenses	191,758	123,758	331,907	68,000	(208,149)

Other (expense) income
Equity in losses of unconsolidated entities	(13,499)	(3,107)	(546)	(10,392)	(2,561)
Gain (loss) on sale of assets, net	16	(8)	121,296	24	(121,304)
Loss on extinguishment of debt	—	(4,724)	—	4,724	(4,724)
Interest expense	(16,019)	(10,764)	(17,907)	(5,255)	7,143
Other (expense) income	(8,930)	92	2,857	(9,022)	(2,765)
Total other (expense) income	(38,432)	(18,511)	105,700	(19,921)	(124,211)
(Loss) income before income taxes	(109,971)	(73,707)	3,245	(36,264)	(76,952)
(Benefit from) provision for income taxes	(3,630)	(1,984)	14,384	(1,646)	(16,368)
Net loss	(106,341)	(71,723)	(11,139)	(34,618)	(60,584)
Less: Net loss attributable to non-controlling interest in consolidated subsidiaries	(26,472)	(16,522)	(17,571)	(9,950)	1,049
Net (loss) income attributable to FTAI Infrastructure	$(79,869)	$(55,201)	$6,432	$(24,668)	$(61,633)

The following table sets forth a reconciliation of net (loss) income attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net (loss) income attributable to FTAI Infrastructure	$(79,869)	$(55,201)	$6,432	$(24,668)	$(61,633)
Add: (Benefit from) provision for income taxes	(3,630)	(1,984)	14,384	(1,646)	(16,368)
Add: Equity-based compensation expense	4,038	2,325	1,509	1,713	816
Add: Acquisition and transaction expenses	14,826	1,658	9,134	13,168	(7,476)
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	4,724	—	(4,724)	4,724
Add: Changes in fair value of non-hedge derivative instruments	(2,220)	181	4,555	(2,401)	(4,374)
Add: Asset impairment charges	—	—	4,726	—	(4,726)
Add: Incentive allocations	—	—	5,819	—	(5,819)
Add: Depreciation & amortization expense	54,016	31,114	33,128	22,902	(2,014)
Add: Interest expense	16,019	10,764	17,907	5,255	(7,143)
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities (1)	29,095	3,140	442	25,955	2,698
Add: Interest costs on pension and OPEB liabilities	445	—	—	445	—
Less: Equity in losses of unconsolidated entities	13,499	3,107	546	10,392	2,561
Less: Non-controlling share of Adjusted EBITDA (2)	(12,508)	(9,637)	(9,859)	(2,871)	222
Adjusted EBITDA (non-GAAP)	$33,711	$(9,809)	$88,723	$43,520	$(98,532)

(1)
Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) net loss of $(11,839), $(3,503) and $(734), (ii) interest expense of $5,612, $1,138 and $131, (iii) depreciation and amortization expense of $12,443, $5,513 and $1,045, (iv) acquisition and transaction expense of $104, $581 and $—, (v) changes in fair value of non-hedge derivative instruments of $19,850, $(589) and $—, (vi) asset impairment of $2,146, $— and $— and (vii) equity-based compensation of $779, $— and $—, respectively.

(2)
Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) equity-based compensation of  $751, $374 and $230, (ii) provision for income taxes of $52, $59 and $60, (iii) interest expense of $3,370, $2,025 and $3,400, (iv) depreciation and amortization expense of $8,411, $6,149, and $4,833, (v) changes in fair value of non-hedge derivative instruments of $(76),  $38 and $1,336 and (vi) loss on extinguishment of debt of $—, $992 and $—, respectively.

Comparison of the years ended December 31, 2021 and 2020

Revenues

Rail revenue increased $57.1 million due to the acquisition of Transtar in July 2021.

Crude marketing revenues decreased $8.2 million. In 2019, Jefferson directly sourced crude from producers in Canada, arranging logistics to its terminal and then marketing crude to third parties to take advantage of favorable spreads. The resulting crude sales and corresponding costs of sale, including logistical costs, are reflected in crude marketing revenues and operating expenses, respectively. Jefferson Terminal exited this crude marketing strategy in the fourth quarter of 2019 as a result of unfavorable oil spreads and as certain logistical commitments expired. All activities related to crude marketing revenues were terminated in 2019. All crude marketing revenues in 2020 include contracts executed in 2019 but delivered in 2020.

Other revenue increased $7.4 million primarily due to (i) an increase in butane sales of $5.2 million at Repauno, (ii) a gain of $2.2 million on butane forward purchase contracts at Repauno and (iii) an increase of $0.4 million due to the commencement of transloading at Repauno.

Terminal services revenue decreased $5.8 million at Jefferson Terminal which reflects lower volumes in the first half of 2021 due to lower global oil demand related to COVID-19.

Expenses

Total expenses increased $68.0 million primarily due to increases in (i) operating expenses, (ii) acquisition and transaction expenses, (iii) management fees and incentive allocation to affiliate and (iv) depreciation and amortization.

Operating expenses increased $29.2 million primarily due to:

•	an increase of $29.8 million in the Railroad segment due to the acquisition of Transtar, which primarily consists of compensation and benefits and facility operating expenses;

•
an increase of $5.3 million at Repauno which primarily reflects increases in (i) property taxes due to new assets, (ii) facility operating expenses due to higher butane volumes, (iii) compensation and benefits due to additional headcount and (iv) professional fees; and

•
a decrease of $4.8 million at Jefferson Terminal which primarily reflects (i) a decrease in cost of sales due to Jefferson Terminal exiting the crude marketing strategy in the fourth quarter of 2019, partially offset by (ii) higher insurance and other facility operating expenses.

Acquisition and transaction expenses increased $13.2 million primarily due to an increase in professional fees related to the acquisition of Transtar and other strategic initiatives.

Management fees and incentive allocation to affiliate increased $2.6 million which reflects an increase in the base management fee as our average total equity was higher in 2021, primarily due to the acquisition of Transtar.

Depreciation and amortization increased $22.9 million which primarily reflects (i) additional assets placed into service at Jefferson Terminal and Repauno and (ii) the acquisition of Transtar.

Other (expense) income

Total other expense increased $19.9 million which primarily reflects:

•	an increase in other expense of $9.0 million primarily due to (i) losses related to crude oil forward transactions at Jefferson Terminal and (ii) a write-off of an earn-out receivable at Long Ridge;

•	an increase in equity in losses of unconsolidated entities of $10.4 million which primarily reflects unrealized losses on power swaps at Long Ridge;

•	an increase in interest expense of $5.3 million due to the issuance of the Series 2021 Bonds for $425 million and the commencement of the EB-5 Loan Agreement; and

•	a decrease in loss on extinguishment of debt of $4.7 million due to a debt refinancing at Jefferson Terminal in 2020.

Provision for income taxes

The benefit from income taxes increased $1.6 million which primarily reflects higher pre-tax losses in the Power and Gas segment and Corporate and other, partially offset by a provision in the Railroad segment.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $43.5 million primarily due to (i) the changes noted above and (ii) an increase in the Pro-rata share of Adjusted EBITDA from unconsolidated entities.

Comparison of the years ended December 31, 2020 and 2019

Revenues

Crude marketing revenues decreased $157.9 million primarily due to Jefferson Terminal exiting the crude marketing strategy in the fourth quarter of 2019. Revenues in 2020 include contracts executed in 2019 but delivered in 2020.

Other revenue decreased $10.2 million which primarily reflects (i) a decrease of $6.3 million at Long Ridge due to Long Ridge being accounted for as an equity method investment starting in the fourth quarter of 2019 (the “Long Ridge Transaction”), (ii) a decrease of $3.9 million at Repauno due to lower sales of butane, partially offset by (iii) an increase of $1.5 million in our railcar cleaning business due to higher volumes.

Terminal services revenue increased $7.9 million which primarily reflects (i) an increase of $15.0 million due to increased activity and storage capacity at Jefferson Terminal, partially offset by (ii) a decrease of $7.1 million due to the Long Ridge Transaction.

Expenses

Total expenses decreased $208.1 million primarily due to decreases in (i) operating expenses, (ii) acquisition and transaction expenses, (iii) asset impairment, (iv) management fees and incentive allocation to affiliate and (v) depreciation and amortization.

Operating expenses decreased $191.5 million primarily due to decreases in:

•	cost of sales of $167.4 million primarily due to Jefferson Terminal exiting the crude marketing strategy in the fourth quarter of 2019; and

•
facility operations of $19.2 million which primarily reflects (i) a decrease of $14.1 million at Jefferson Terminal due to lower railcar and storage expenses associated with the crude marketing strategy and (ii) a decrease of $4.1 million due to the Long Ridge Transaction.

Acquisition and transaction expenses decreased $7.5 million primarily due to transaction costs associated with the Long Ridge Transaction during 2019.

Asset impairment decreased $4.7 million due to asset impairment charges in 2019 at Long Ridge from the expiration of unproved gas leases.

Management fees and incentive allocation to affiliate decreased $3.5 million primarily due to incentive fees related to the Long Ridge Transaction in 2019.

Depreciation and amortization decreased $2.0 million which primarily reflects (i) a decrease of $8.4 million due to the Long Ridge Transaction, partially offset by (ii) an increase of $6.2 million due to assets placed into service at Jefferson Terminal.

Other (expense) income

Total other income decreased $124.2 million which primarily reflects:

•	a decrease of $121.3 million in gains on sale of assets, net primarily due to the Long Ridge Transaction;

•
a decrease in interest expense of $7.1 million which primarily reflects a decrease of $6.8 million at Jefferson Terminal due to the issuance of the Series 2020 Bonds (“Jefferson Refinancing”), which reduced its weighted average interest rate. See Note 8 to the combined consolidated financial statements for additional information;

•	a loss on extinguishment of debt of $4.7 million due to the Jefferson Refinancing in 2020;

•	a decrease in other income of $2.8 million primarily due to the Long Ridge Transaction; and

•	an increase of $2.6 million in equity in losses of unconsolidated entities.

Provision for income taxes

The provision for income taxes decreased $16.4 million which primarily reflects deferred tax expense in 2019 due to the gain on sale for the Long Ridge Transaction.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $98.5 million primarily due to the changes noted above.

Railroad Segment

On July 28, 2021, we completed the acquisition for 100% of the equity interests of Transtar from United States Steel Corporation (“USS”) for total cash consideration of $636.0 million. Transtar is comprised of five freight railroads and one switching company, of which two railroads are connected to USS’s largest production facilities. See Note 3 to the combined consolidated financial statements for additional information. In addition, the Railroad segment includes KRS, a railcar cleaning operation.

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Lease income	$736	$—	$—	$736	$—
Rail revenues	61,514	4,424	2,917	57,090	1,507
Total revenues	62,250	4,424	2,917	57,826	1,507

Expenses
Operating expenses	35,824	5,992	4,549	29,832	1,443
Acquisition and transaction expenses	2,841	—	—	2,841	—
Depreciation and amortization	8,951	583	405	8,368	178
Total expenses	47,616	6,575	4,954	41,041	1,621

Other (expense)
(Loss) gain on sale of assets, net	—	—	—	—	—
Interest expense	(60)	(3)	(6)	(57)	3
Other (expense) income	(422)	—	6	(422)	(6)
Total other expense	(482)	(3)	—	(479)	(3)
Income (loss) before income taxes	14,152	(2,154)	(2,037)	16,306	(117)
Provision for income taxes	64	—	—	64	—
Net income (loss) attributable to FTAI Infrastructure	$14,088	$(2,154)	$(2,037)	$16,242	$(117)

The following table sets forth a reconciliation of net income (loss) attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net income (loss) attributable to FTAI Infrastructure	$14,088	$(2,154)	$(2,037)	$16,242	$(117)
Add: Provision for income taxes	64	—	—	64	—
Add: Acquisition and transaction expenses	2,841	—	—	2,841	—
Add: Depreciation & amortization expense	8,951	583	405	8,368	178
Add: Interest costs on pension and OPEB liabilities	445	—	—	445	—
Add: Interest expense	60	3	6	57	(3)
Adjusted EBITDA (non-GAAP)	$26,449	$(1,568)	$(1,626)	$28,017	$58

Comparison of the years ended December 31, 2021 and 2020

Revenues

Total revenues increased $57.8 million which is  primarily due to the acquisition of Transtar on July 28, 2021.

Expenses

Total expenses increased $41.0 million which is primarily due to the acquisition of Transtar on July 28, 2021.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $28.0 million due to the changes noted above.

Comparison of the years ended December 31, 2020 and 2019

Revenues

Total revenues increased $1.5 million due to higher volumes in the railcar cleaning business.

Expenses

Total expenses increased $1.6 million which is primarily due to an increase in operating expenses of $1.4 million due to  higher compensation and benefits of $1.1 million in our railcar cleaning business due to higher volumes.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $0.1 million due to the changes noted above.

Jefferson Terminal Segment

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Lease income	$1,688	$1,186	$2,306	$502	$(1,120)
Terminal services revenues	44,664	50,887	35,908	(6,223)	14,979
Crude marketing revenues	—	8,210	166,134	(8,210)	(157,924)
Total revenues	46,352	60,283	204,348	(13,931)	(144,065)

Expenses
Operating expenses	48,255	53,072	231,506	(4,817)	(178,434)
Depreciation and amortization	36,013	29,034	22,873	6,979	6,161
Total expenses	84,268	82,106	254,379	2,162	(172,273)

Other (expense) income
Equity in losses of unconsolidated entities	—	—	(292)	—	292
(Loss) gain on sale of assets, net	—	(8)	4,636	8	(4,644)
Loss on extinguishment of debt	—	(4,724)	—	4,724	(4,724)
Interest expense	(14,812)	(9,426)	(16,189)	(5,386)	6,763
Other (expense) income	(4,726)	92	752	(4,818)	(660)
Total other expense	(19,538)	(14,066)	(11,093)	(5,472)	(2,973)
Loss before income taxes	(57,454)	(35,889)	(61,124)	(21,565)	25,235
Provision for income taxes	229	278	284	(49)	(6)
Net loss	(57,683)	(36,167)	(61,408)	(21,516)	25,241
Less: Net loss attributable to non-controlling interest in consolidated subsidiaries	(26,250)	(16,483)	(17,356)	(9,767)	873
Net loss attributable to FTAI Infrastructure	$(31,433)	$(19,684)	$(44,052)	$(11,749)	$24,368

The following table sets forth a reconciliation of net loss attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net loss attributable to FTAI Infrastructure	$(31,433)	$(19,684)	$(44,052)	$(11,749)	$24,368
Add: Provision for income taxes	229	278	284	(49)	(6)
Add: Equity-based compensation expense	3,215	1,676	1,054	1,539	622
Add: Acquisition and transaction expenses	—	—	—	—	—
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	4,724	—	(4,724)	4,724
Add: Changes in fair value of non-hedge derivative instruments	—	181	6,364	(181)	(6,183)
Add: Asset impairment charges	—	—	—	—	—
Add: Incentive allocations	—	—	—	—	—
Add: Depreciation and amortization expense	36,013	29,034	22,873	6,979	6,161
Add: Interest expense	14,812	9,426	16,189	5,386	(6,763)
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities (1)	—	—	656	—	(656)
Add: Interest costs on pension and OPEB liabilities	—	—	—	—	—
Less: Equity in losses of unconsolidated entities	—	—	292	—	(292)
Less: Non-controlling share of Adjusted EBITDA (2)	(12,205)	(9,517)	(9,820)	(2,688)	303
Adjusted EBITDA (non-GAAP)	$10,631	$16,118	$(6,160)	$(5,487)	$22,278

(1)	Includes the following items for the year ended December 31, 2019: (i) net loss of $(349) and (ii) depreciation and amortization expense of $1,005.
(2)
Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) equity-based compensation of $723, $352 and $221, (ii) provision for income taxes of $52, $59 and $60, (iii) interest expense of $3,331, $1,979 and $3,400, (iv) changes in fair value of non-hedge derivative instruments of $—, $38 and $1,336, (v) depreciation and amortization expense of $8,099, $6,097 and $4,803 and (vi) loss on extinguishment of debt of $—, $992 and $—, respectively.

Comparison of the years ended December 31, 2021 and 2020

Revenues

Total revenues decreased $13.9 million which primarily reflects (i) a decrease in crude marketing revenue of $8.2 million due to Jefferson Terminal exiting its crude marketing strategy in the fourth quarter of 2019 and (ii) a decrease in terminal services revenues of $6.2 million which reflects lower volumes in the first half of 2021 due to lower global oil demand related to COVID-19.

Expenses

Total expenses increased $2.2 million which reflects (i) an increase in depreciation and amortization of $7.0 million due to additional assets placed into service, partially offset by (ii) a decrease in operating expenses of $4.8 million which primarily reflects (i) a decrease in cost of sales due to Jefferson Terminal exiting the crude marketing strategy in the fourth quarter of 2019, partially offset by (ii) higher insurance and other facility operating expenses.

Other (expense) income

Total other expense increased $5.5 million which primarily reflects:

•	an increase in interest expense of $5.4 million due to the issuance of the Series 2021 Bonds for $425 million and the commencement of the EB-5 Loan Agreements;

•	an increase in other expense of $4.8 million due to losses related to crude oil forward transactions; and

•	a decrease in loss on extinguishment of debt of $4.7 million due to a debt refinancing in 2020. See Note 8 to the combined consolidated financial statements for additional information.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $5.5 million primarily due to the changes noted above.

Comparison of the years ended December 31, 2020 and 2019

Revenues

Total revenues decreased $144.1 million which primarily reflects (i) a decrease in crude marketing revenue of $157.9 million due to Jefferson Terminal exiting its crude marketing strategy in the fourth quarter of 2019. In 2019, crude to third parties to take advantage of favorable spreads. The resulting crude sales and corresponding costs of sale, including logistical costs, are reflected in Crude marketing revenues and Operating expenses, respectively. Jefferson exited this crude marketing strategy in the fourth quarter of 2019 as a result of unfavorable oil spreads and as certain logistical commitments expired. This decrease is partially offset by (ii) an increase in terminal services of $15.0 million due to increased activity and storage capacity.

Expenses

Total expenses decreased $172.3 million which reflects (i) a decrease in operating expenses of $178.4 million primarily due to Jefferson Terminal exiting the crude marketing strategy in the fourth quarter of 2019, as described above, partially offset by (ii) an increase in depreciation and amortization of $6.2 million due to additional assets placed into service.

Other (expense) income

Total other expense increased $3.0 million which primarily reflects (i) a loss on extinguishment of debt of $4.7 million due to the Jefferson Refinancing, (ii) a decrease in gains on sale of assets, net due to a $4.6 million gain recognized in 2019, partially offset by (iii) a decrease in interest expense of $6.8 million due to the Jefferson Refinancing.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $22.3 million primarily due to the changes in net loss attributable to FTAI Infrastructure noted above.

Repauno Segment

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Lease income	$—	$—	$84	$—	$(84)
Terminal services revenues	374	—	—	374	—
Other revenue	11,243	3,855	7,802	7,388	(3,947)
Total revenues	11,617	3,855	7,886	7,762	(4,031)

Expenses
Operating expenses	14,304	8,971	9,599	5,333	(628)
Depreciation and amortization	9,052	1,497	1,480	7,555	17
Total expenses	23,356	10,468	11,079	12,888	(611)

Other (expense) income
Gain on sale of assets, net	16	—	—	16	—
Interest expense	(1,147)	(1,335)	(1,373)	188	38
Total other (expense) income	(1,131)	(1,335)	(1,373)	204	38
Loss before income taxes	(12,870)	(7,948)	(4,566)	(4,922)	(3,382)
(Benefit from) provision for income taxes	—	—	—	—	—
Net (loss) income	(12,870)	(7,948)	(4,566)	(4,922)	(3,382)
Less: Net loss attributable to non-controlling interest in consolidated subsidiaries	(222)	(39)	(215)	(183)	176
Net (loss) income attributable to FTAI Infrastructure	$(12,648)	$(7,909)	$(4,351)	$(4,739)	$(3,558)

The following table sets forth a reconciliation of net loss attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net loss attributable to FTAI Infrastructure	$(12,648)	$(7,909)	$(4,351)	$(4,739)	$(3,558)
Add: (Benefit from) provision for income taxes	—	—	—	—	—
Add: Equity-based compensation expense	823	649	455	174	194
Add: Acquisition and transaction expenses	—	—	—	—	—
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	—	—	—	—
Add: Changes in fair value of non-hedge derivative instruments	(2,220)	—	—	(2,220)	—
Add: Asset impairment charges	—	—	—	—	—
Add: Incentive allocations	—	—	—	—	—
Add: Depreciation and amortization expense	9,052	1,497	1,480	7,555	17
Add: Interest expense	1,147	1,335	1,373	(188)	(38)
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities	—	—	—	—	—
Less: Equity in losses of unconsolidated entities	—	—	—	—	—
Less: Non-controlling share of Adjusted EBITDA (1)	(303)	(120)	(39)	(183)	(81)
Adjusted EBITDA (non-GAAP)	$(4,149)	$(4,548)	$(1,082)	$399	$(3,466)

(1)
Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) equity-based compensation of $28, $22 and $9,  (ii) interest expense of $39, $46 and $—, (iii) depreciation and amortization expense of $312, $52 and $30, (iv) changes in fair value of non-hedge derivative instruments of $(76), $— and $— and, respectively.

Comparison of the years ended December 31, 2021 and 2020

Revenues

Total revenues increased $7.8 million, primarily due to (i) an increase in butane sales of $5.2 million, (ii) a gain of $2.2 million on butane forward purchase contracts and (iii) an increase of $0.4 million due to the commencement of transloading.

Expenses

Total expenses increased $12.9 million primarily due to:

•
an increase in operating expenses of $5.3 million which primarily reflects increases in (i) property taxes due to new assets, (ii) facility operating expenses due to higher butane volumes, (iii) compensation and benefits due to additional headcount and (iv) professional fees; and

•	an increase in depreciation expense of $7.6 million due to assets being placed into service.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $0.4 million due to the changes noted above.

Comparison of the years ended December 31, 2020 and 2019

Revenues

Total revenues decreased $4.0 million, primarily due to a decrease of $3.9 million in butane sales.

Expenses

Total expenses decreased $0.6 million primarily due to decreases in operating expenses driven by lower cost of sales of $2.6 million related to the sale of butane, offset by an increase in compensation and benefits of $1.1 million due to increased headcount and an increase of $0.6 million in the management fee expense pushdown.

Other (expense) income

Total other (expense) income decreased $0.4 million primarily due to changes in interest expense for the period relating to the revolver loan.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $3.5 million due to the changes noted above.

Power and Gas Segment

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Lease income	$—	$—	$972	$—	$(972)
Terminal services revenues	—	—	7,057	—	(7,057)
Other revenue	—	—	6,272	—	(6,272)
Total revenues	—	—	14,301	—	(14,301)

Expenses
Operating expenses	99	1,356	15,255	(1,257)	(13,899)
Acquisition and transaction expenses	—	907	5,008	(907)	(4,101)
Depreciation and amortization	—	—	8,370	—	(8,370)
Asset impairment	—	—	4,726	—	(4,726)
Total expenses	99	2,263	33,359	(2,164)	(31,096)

Other (expense) income
Equity in losses of unconsolidated entities	(13,597)	(3,222)	(192)	(10,375)	(3,030)
Gain on sale of assets, net	—	—	116,660	—	(116,660)
Interest expense	—	—	(339)	—	(339)
Other (expense) income	(3,782)	—	2,098	(3,782)	(2,098)
Total other (expense) income	(17,379)	(3,222)	118,227	(14,157)	(121,449)
(Loss) income before income taxes	(17,478)	(5,485)	99,169	(11,993)	(104,654)
(Benefit from) provision for income taxes	(3,930)	(2,265)	14,106	(1,665)	(16,371)
Net (loss) income	(13,548)	(3,220)	85,063	(10,328)	(88,283)
Less: Net loss attributable to non-controlling interest in consolidated subsidiaries	—	—	—	—	—
Net (loss) income attributable to FTAI Infrastructure	$(13,548)	$(3,220)	$85,063	$(10,328)	$(88,283)

The following table sets forth a reconciliation of net (loss) income attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net (loss) income attributable to FTAI Infrastructure	$(13,548)	$(3,220)	$85,063	$(10,328)	$(88,283)
Add: (Benefit from) provision for income taxes	(3,930)	(2,265)	14,106	(1,665)	(16,371)
Add: Equity-based compensation expense	—	—	—	—	—
Add: Acquisition and transaction expenses	—	907	5,008	(907)	(4,101)
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	—	—	—	—
Add: Changes in fair value of non-hedge derivative instruments	—	—	(1,809)	—	1,809
Add: Asset impairment charges	—	—	4,726	—	(4,726)
Add: Incentive allocations	—	—	—	—	—
Add: Depreciation and amortization expense	—	—	8,370	—	(8,370)
Add: Interest expense	—	—	339	—	(339)
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities (1)	29,405	3,304	(153)	26,101	3,457
Add: Interest costs on pension and OPEB liabilities	—	—	—	—	—
Less: Equity in losses of unconsolidated entities	13,597	3,222	192	10,375	3,030
Less: Non-controlling share of Adjusted EBITDA	—	—	—	—	—
Adjusted EBITDA (non-GAAP)	$25,524	$1,948	$115,842	$23,576	$(113,894)

(1)
Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) net loss of $(11,430), $(3,222) and $(193), (ii) depreciation expense of $12,443, $5,513 and $40, (iii) interest expense of $5,513, $1,021 and $—, (iv) acquisition and transaction expense of $104, $581 and $—, (v) changes in fair value of non-hedge derivative instruments of $19,850, $(589) and $—, (vi) asset impairment of $2,146, $— and $— and (vii) equity-based compensation of $779, $—, and $—, respectively.

Comparison of the years ended December 31, 2021 and 2020

Expenses

Total expenses decreased $2.2 million primarily due to decreases in operating expenses of $1.3 million which is primarily due to the Long Ridge Transaction and a decrease in acquisition and transaction expense of $0.9 million due to no acquisitions in 2021.

Other (expense) income

Total other expense increased $14.2 million primarily due to increases in equity in losses in unconsolidated entities primarily due to unrealized losses on power swaps at Long Ridge.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA increased $23.6 million due to an increase in the pro rata share of adjusted EBITDA from unconsolidated entities of $26.1 million and the changes noted above.

Comparison of the years ended December 31, 2020 and 2019

Revenues

Total revenues decreased $14.3 million, primarily due to the Long Ridge Transaction.

Expenses

Total expenses decreased $31.1 million primarily due to decreases in (i) operating expenses of $13.9 million, (ii) depreciation expense of $8.4 million related to the Long Ridge Transaction, (iii) asset impairment of $4.7 million in 2019 at Long Ridge due to the expiration of unproved gas leases and (iv) acquisition and transaction expense of $4.1 million.

The decrease in operating expenses was primarily driven by lower operating expenses of $12.7 million primarily due to the Long Ridge Transaction.

Acquisition and transaction expense decreased due to transaction costs associated with the Long Ridge Transaction during 2019.

Other (expense) income

Total other income decreased $121.4 million primarily due to decreases in (i) gain on sale of $116.7 million from the Long Ridge Transaction in 2019 and (ii) equity method income of $3.0 million from Long Ridge in 2020 and (iii) other income of $1.8 million due to unrealized gains on power swap derivatives, which was deconsolidated with the Long Ridge Transaction.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $113.9 million due to the changes noted above.

Sustainability and Energy Transition Segment

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Other revenue	$—	$—	$—	$—	$—
Total revenues	—	—	—	—	—

Expenses
Operating expenses	—	—	—	—	—
Total expenses	—	—	—	—	—

Other expense
Equity in losses of unconsolidated entities	(372)	—	—	(372)	—
Total other expense	(372)	—	—	(372)	—
Loss before income taxes	(372)	—	—	(372)	—
Provision for (benefit from) income taxes	—	—	—	—	—
Net loss	(372)	—	—	(372)	—
Less: Net income attributable to non-controlling interest in consolidated subsidiaries:	—	—	—	—	—
Net loss attributable to FTAI Infrastructure	$(372)	$—	$—	$(372)	$—

The following table sets forth a reconciliation of net loss attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net loss attributable to FTAI Infrastructure	$(372)	$—	$—	$(372)	$—
Add: Provision for (benefit from) income taxes	—	—	—	—	—
Add: Equity-based compensation expense	—	—	—	—	—
Add: Acquisition and transaction expenses	—	—	—	—	—
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	—	—	—	—
Add: Changes in fair value of non-hedge derivative instruments	—	—	—	—	—
Add: Asset impairment charges	—	—	—	—	—
Add: Incentive allocations	—	—	—	—	—
Add: Depreciation and amortization expense	—	—	—	—	—
Add: Interest expense	—	—	—	—	—
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities	(372)	—	—	(372)	—
Add: Interest costs on pension and OPEB liabilities	—	—	—	—	—
Less: Equity in losses of unconsolidated entities	372	—	—	372	—
Less: Non-controlling share of Adjusted EBITDA	—	—	—	—	—
Adjusted EBITDA (non-GAAP)	$(372)	$—	$—	$(372)	$—

Comparison of the years ended December 31, 2021 and 2020

Other expense

Other expense decreased $0.4 million primarily due to the investment in unconsolidated entities in the sustainability and energy transition sectors in the second half of 2021.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $0.4 million primarily due to the changes noted above.

Corporate and Other

The following table presents our results of operations:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Revenues
Other revenue	$—	$—	$—	$—	$—
Total revenues	—	—	—	—	—

Expenses
Operating expenses	59	—	—	59	—
General and administrative	8,737	8,522	7,469	215	1,053
Acquisition and transaction expenses	11,985	751	4,126	11,234	(3,375)
Management fees and incentive allocation to affiliate	15,638	13,073	16,541	2,565	(3,468)
Total expenses	36,419	22,346	28,136	14,073	(5,790)

Other (expense) income
Equity in earnings (losses) of unconsolidated entities	470	115	(62)	355	177
Gain on sale of assets, net	—	—	—	—	—
Other income	—	—	1	—	(1)
Total other income (expense)	470	115	(61)	355	176
Loss before income taxes	(35,949)	(22,231)	(28,197)	(13,718)	5,966
Provision for (benefit from) income taxes	7	3	(6)	4	9
Net loss	(35,956)	(22,234)	(28,191)	(13,722)	5,957
Less: Net income attributable to non-controlling interest in consolidated subsidiaries:	—	—	—	—	—
Net loss attributable to FTAI Infrastructure	$(35,956)	$(22,234)	$(28,191)	$(13,722)	$5,957

The following table sets forth a reconciliation of net loss attributable to FTAI Infrastructure to Adjusted EBITDA:

	Year Ended December 31,			Change
(in thousands)	2021	2020	2019	‘21 vs ‘20	‘20 vs ‘19
Net loss attributable to FTAI Infrastructure	$(35,956)	$(22,234)	$(28,191)	$(13,722)	$5,957
Add: Provision for (benefit from) income taxes	7	3	(6)	4	9
Add: Equity-based compensation expense	—	—	—	—	—
Add: Acquisition and transaction expenses	11,985	751	4,126	11,234	(3,375)
Add: Losses on the modification or extinguishment of debt and capital lease obligations	—	—	—	—	—
Add: Changes in fair value of non-hedge derivative instruments	—	—	—	—	—
Add: Asset impairment charges	—	—	—	—	—
Add: Incentive allocations	—	—	5,819	—	(5,819)
Add: Depreciation and amortization expense	—	—	—	—	—
Add: Interest expense	—	—	—	—	—
Add: Pro-rata share of Adjusted EBITDA from unconsolidated entities (1)	62	(164)	(61)	226	(103)
Add: Interest costs on pension and OPEB liabilities	—	—	—	—	—
Less: Equity in (earnings) losses of unconsolidated entities	(470)	(115)	62	(355)	(177)
Less: Non-controlling share of Adjusted EBITDA	—	—	—	—	—
Adjusted EBITDA (non-GAAP)	$(24,372)	$(21,759)	$(18,251)	$(2,613)	$(3,508)

(1)	Includes the following items for the years ended December 31, 2021, 2020 and 2019: (i) net loss of $(36), $(281) and $(192) and (ii) interest expense of $99, $117 and $131, respectively.

Comparison of the years ended December 31, 2021 and 2020

Expenses

Acquisition and transaction expenses increased $11.2 million primarily due to an increase in professional fees related to the acquisition of Transtar and other strategic initiatives.

Management fees and incentive allocation to affiliate increased $2.6 million which reflects an increase in the base management fee as our average total equity was higher in 2021, primarily due to the acquisition of Transtar.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $2.6 million primarily due to the changes noted above.

Comparison of the years ended December 31, 2020 and 2019

Expenses

Management fees and incentive allocation to affiliate decreased $3.5 million primarily due to incentive fees related to the Long Ridge Transaction in 2019.

Acquisition and transaction expenses decreased $3.4 million primarily due to fewer transactions in 2020 compared to 2019.

General and administrative expense increased $1.1 million primarily due to higher professional fees.

Adjusted EBITDA (non-GAAP)

Adjusted EBITDA decreased $3.5 million primarily due to the changes noted above.

Transactions with Affiliates and Affiliated Entities

We will be managed by the Manager, an affiliate of Fortress, pursuant to our Management Agreement, which provides for us to bear obligations for management fees and expense reimbursements payable to the Manager. Pursuant to the terms of the Management Agreement with FTAI’s Manager, the Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. Our Management Agreement has an initial six-year term and is automatically renewed for one-year terms thereafter unless terminated by our Manager. For its services, our Manager is entitled to receive a management fee from us, payable monthly, that is based on the average value of our total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP as of the last day of the two most recently completed months multiplied by an annual rate of 1.50%. In addition, we are obligated to reimburse certain expenses incurred by our Manager on our behalf.

Geographic Information

Please refer to Note 17 of our combined consolidated financial statements for information by geographic area for each segment, all located in North America, of revenues from our external customers, for the years ended December 31, 2021, 2020 and 2019, as well as the geographic area for each segment of our total property, plant and equipment as of December 31, 2021 and 2020.

Liquidity and Capital Resources

The liquidity required to fund our working capital, capital expenditures and other cash needs is provided from a combination of internally generated cash flows and external debt financing.

Additionally, in February 2020, Jefferson issued $264.0 million aggregate principal amount of Series 2020 Bonds. In August 2021, Jefferson also issued $425.0 million aggregate principal amount of Series 2021 Bonds (see Note 8 to the combined consolidated financial statements). Jefferson intends to use a portion of the net proceeds which are held in restricted cash to pay for or reimburse the cost of development, construction and acquisition of certain facilities.

The liquidity provided by these sources and the restricted cash of $252.0 million at December 31, 2021 available from the above financings is expected to be sufficient to fund the Company’s working capital needs and capital expenditures program. Additionally, we expect to continue to be able to obtain financing upon reasonable terms as necessary.

Our principal uses of liquidity have been and continue to be (i) acquisitions or expansion of transportation infrastructure and equipment, (ii) expenses associated with our operating activities and (iii) debt service obligations associated with our investments.

•	Cash used for the purpose of making investments was $833.2 million, $252.2 million and $351.9 million during the years ended December 31, 2021, 2020 and 2019, respectively.

•
Uses of liquidity associated with our operating expenses are captured on a net basis in our cash flows from operating activities. Uses of liquidity associated with our debt obligations are captured in our cash flows from financing activities.

Our principal sources of liquidity to fund these uses have been and continue to be (i) revenues from our infrastructure businesses net of operating expenses, (ii) proceeds from borrowings and (iii) proceeds from asset sales.

•
During the year ended December 31, 2021, additional borrowings were obtained in connection with the (i) Series 2021 Bonds (as defined in Note 8 of the combined consolidated financial statements) of $425.0 million and (ii) EB-5 Loan Agreement of $26.1 million.

•
During the year ended December 31, 2020, additional borrowings were obtained in connection with the Series 2020 Bonds (as defined in Note 8 of the combined consolidated financial statements) of $264.0 million. We made principal payments of $240.0 million related to the Jefferson Revolver and the Series 2016 and 2012 Bonds.

•
During the year ended December 31, 2019, additional borrowings were obtained in connection with (i) LREG Credit Agreement of $173.5 million, (ii) the DRP Revolver of $25.0 million and (iii) the Jefferson Revolver of $23.2 million. We made principal payments of $24.8 million related to the Jefferson Revolver and Series 2012 Bonds.

Historical Cash Flow

The following table presents our historical cash flow:

	Year Ended December 31,
(in thousands)	2021	2020	2019
Cash flow data:
Net cash used in operating activities	$(61,716)	$(46,860)	$(52,672)
Net cash used in investing activities	(828,716)	(252,216)	(258,578)
Net cash provided by financing activities	1,136,866	337,628	293,647

Comparison of the years ended December 31, 2021 and 2020

Net cash used in operating activities increased $14.9 million, which primarily reflects (i) an increase in net loss of $34.6 million and (ii) changes in management fees payable to affiliate, accounts receivable, accounts payable and accrued liabilities, other assets and other liabilities of $7.6 million, partially offset by (iii) an increase in depreciation and amortization of $22.9 million, and (iv) a change in equity in losses of unconsolidated entities of $10.4 million.

Net cash used in investing activities increased $576.5 million  primarily due to (i) an increase in the acquisition of business, net of cash acquired for $627.1 million, (ii) an increase in the investment in unconsolidated entities of  $50.5 million, and (iii) an increase in investment in convertible promissory notes of $10.0 million partially offset by (iv) an increase in proceeds from sale of property, plant and equipment of $4.5 million , and (v) a decrease in acquisitions of property, plant and equipment of $106.6 million.

Net cash provided by financing activities increased $799.2 million primarily due to (i) an increase in net transfers from Parent of $372.7 million, (ii) a decrease in repayment of debt of $240.0 million and (iii) an increase in proceeds from debt of $187.1 million.

Comparison of the years ended December 31, 2020 and 2019

Net cash used in operating activities decreased $5.8 million, which primarily reflects (i) a change in gain on sale of subsidiaries of $121.3 million, partially offset by (ii) an increase in net loss of $60.6 million, (iii) a decrease in net working capital of $32.9 million and (iv) a change in current and deferred income taxes of $16.4 million.

Net cash used in investing activities decreased $6.4 million primarily due to (i) a decrease in acquisitions of property, plant, and equipment and JV investments of $104.3 million, partially offset by (ii) a decrease in proceeds from sale of subsidiaries of $91.7 million.

Net cash provided by financing activities increased $44.0 million primarily due to (i) an increase in net transfers from Parent of $203.3 million, (ii) a decrease in payments of deferred financing costs of $13.7 million and (iii) an increase in proceeds from debt of $42.1 million, partially offset by (iv) an increase in repayment of debt of $215.1 million.

Debt Covenants

We are in compliance with all of our debt covenants as of December 31, 2021 and 2020. See Note 8 to the combined consolidated financial statements for information related to our debt obligations and respective covenants.

Contractual Obligations and Cash Requirements

Our material cash requirements include the following contractual and other obligations:

Debt Obligations— As of December 31, 2021, we have outstanding principal and interest payment obligations of $740.1 million and $348.6 million, respectively, of which, there is no principal payment due and $27.0 million of interest payment due within the next twelve months. See Note 8 of the combined consolidated financial statements for additional information about our debt obligations.

Lease Obligations— As of December 31, 2021, we had operating and finance lease obligations of $178.7 million, of which $10.0 million is due within the next twelve months.

Other Obligations— As of December 31, 2021, in connection with a pipeline capacity agreement at Jefferson Terminal, we had an obligation to pay a minimum of $10.2 million in marketing fees in the next twelve months.

We expect to meet our future short-term liquidity requirements through cash on hand and net cash provided by our current operations. We expect that our operating subsidiaries will generate sufficient cash flow to cover operating expenses. We may elect to meet certain long-term liquidity requirements or to continue to pursue strategic opportunities through utilizing cash on hand, cash generated from our current operations and the issuance of securities in the future. Management believes adequate capital and borrowings are available from various sources to fund our commitments to the extent required.

Application of Critical Accounting Policies

Variable Interest Entities— The assessment of whether an entity is a VIE and the determination of whether to consolidate a VIE requires judgment. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Property, Plant and Equipment, Leasing Equipment and Depreciation— Property, plant and equipment and leasing equipment are stated at cost (inclusive of capitalized acquisition costs, where applicable) and depreciated using the straight-line method, over estimated useful lives, to estimated residual values which are summarized as follows:

Asset	Range of Estimated Useful Lives	Residual Value Estimates
Railcars and locomotives	40 - 50 years from date of manufacture	Scrap value at end of useful life
Track and track related assets	15 - 50 years from date of manufacture	Scrap value at end of useful life
Land, site improvements and rights	N/A	N/A
Bridges and tunnels	15 - 55 years	Scrap value at end of useful life
Buildings and site improvements	20 - 30 years	Scrap value at end of useful life
Railroad equipment	3 - 15 years from date of manufacture	Scrap value at end of useful life
Terminal machinery and equipment	15 - 25 years from date of manufacture	Scrap value at end of useful life
Vehicles	5 - 7 years from date of manufacture	Scrap value at end of useful life
Furniture and fixtures	3 - 6 years from date of purchase	None
Computer hardware and software	2 - 5 years from date of purchase	None
Construction in progress	N/A	N/A

Impairment of Long-Lived Assets— We perform a recoverability assessment of each of our long-lived assets whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination; a significant change in market conditions; or the introduction of newer technology. When performing a recoverability assessment, we measure whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases and terminal services contracts, future projected leases, terminal service and freight rail rates, transition costs, and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.

Management develops the assumptions used in the recoverability analysis based on its knowledge of active contracts, current and future expectations of the demand for a particular asset and historical experience, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, terminal service, and freight rail rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.

Goodwill— Goodwill includes the excess of the purchase price over the fair value of the net tangible and intangible assets associated with the acquisition of Jefferson Terminal and Transtar. The carrying amount of goodwill was approximately $257.1 million and $122.7 million as of December 31, 2021 and 2020, respectively. The goodwill amounts as of December 31, 2020 related to the Jefferson reporting unit. The increase in goodwill in 2021 reflects our acquisition of Transtar.

We review the carrying values of goodwill at least annually to assess impairment since these assets are not amortized. An annual impairment review is conducted as of October 1st of each year. Additionally, we review the carrying value of goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The determination of fair value involves significant management judgment.

For an annual goodwill impairment assessment, an optional qualitative analysis may be performed. If the option is not elected or if it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a goodwill impairment test is performed to identify potential goodwill impairment and measure an impairment loss. A qualitative analysis was not elected for the years ended December 31, 2021 or 2020.

Beginning in 2020, we adopted new guidance regarding the testing and recognition of a goodwill impairment, which prior to 2020 required two steps. A goodwill impairment assessment compares the fair value of a respective reporting unit with its carrying amount, including goodwill. The estimate of fair value of the respective reporting unit is based on the best information available as of the date of assessment, which primarily incorporates certain factors including our assumptions about operating results, business plans, income projections, anticipated future cash flows and market data. If the estimated fair value of the reporting unit is less than the carrying amount, a goodwill impairment is recorded to the extent that the carrying value of the reporting unit exceeds the fair value.

We estimate the fair value of Jefferson and Transtar using an income approach, specifically a discounted cash flow analysis. This analysis requires us to make significant assumptions and estimates about the forecasted revenue growth rates, EBITDA margins, capital expenditures, the timing of future cash flows, and discount rates. The estimates and assumptions used consider historical performance if indicative of future performance and are consistent with the assumptions used in determining future profit plans for the reporting units.

In connection with our impairment analysis, although we believe the estimates of fair value are reasonable, the determination of certain valuation inputs is subject to management’s judgment. Changes in these inputs, including as a result of events beyond our control, could materially affect the results of the impairment review. If the forecasted cash flows or other key inputs are negatively revised in the future, the estimated fair value of the reporting unit could be adversely impacted, potentially leading to an impairment in the future that could materially affect our operating results. Due to the acquisition of Transtar in the current year, the estimated fair value of that reporting unit approximates the book value. The Jefferson reporting unit had an estimated fair value that exceeded its carrying value by more than 10% but less than 20%. The Jefferson Terminal segment forecasted revenue is dependent on the ramp up of volumes under current and expected future contracts for storage and throughput of heavy and light crude and refined products and is subject to obtaining rail capacity for crude, expansion of refined product distribution to Mexico and movements in future oil spreads. At October 31, 2021, approximately 4.3 million barrels of storage was currently operational with 1.9 million barrels currently under construction for new contracts which will complete our storage development for our main terminal. Our discount rate for our 2021 goodwill impairment analysis was 9.0% and our assumed terminal growth rate was 2.0%. If our strategy changes from planned capacity downward due to an inability to source contracts or expand volumes, the fair value of the reporting unit would be negatively affected, which could lead to an impairment. The expansion of refineries in the Beaumont/Port Arthur area, as well as growing crude oil production in the U.S. and Canada, are expected to result in increased demand for storage on the U.S. Gulf Coast. Although we do not have significant direct exposure to volatility of crude oil prices, changes in crude oil pricing that affect long term refining planned output could impact Jefferson Terminal operations.

We expect the Jefferson Terminal segment to continue to generate positive Adjusted EBITDA in future years. Although certain of our anticipated contracts or expected volumes from existing contracts for Jefferson Terminal have been delayed, we continue to believe our projected revenues are achievable. Further delays in executing these contracts or achieving our projections could adversely affect the fair value of the reporting unit. The impact of the COVID-19 global pandemic during 2020 and 2021 negatively affected refining volumes and therefore Jefferson Terminal crude throughput but we have seen the activity starting to normalize and are expected to ramp back to normal during 2022. Furthermore, we anticipate strengthening macroeconomic demand for storage and the increasing spread between Western Canadian Crude and Western Texas Intermediate as Canadian crude pipeline apportionment increases. Also, as our pipeline connections became fully operational during 2021, we remain positive for the outlook of Jefferson Terminal’s earnings potential.

There were no impairments of goodwill for the years ended December 31, 2021, 2020 or 2019.

Income Taxes— The income tax provision in the combined consolidated financial statements was prepared on a separate return method. Income earned by our corporate subsidiaries for the infrastructure businesses is subject to U.S. federal and state income taxation and is taxed at the currently enacted rates. The remainder of our income is allocated directly to our partners and is not subject to a corporate level of taxation. Following the spin-off, all of our income will be subject to a corporate level of taxation, and none of it will be allocated directly to our partners.

We account for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

Each of our combined entities files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and in certain foreign jurisdictions. The income tax returns filed by us and our subsidiaries are subject to examination by the U.S. federal, state and foreign tax authorities. We recognize tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in the combined consolidated statements of operations.

Recent Accounting Pronouncements

Please see Note 2 to our combined consolidated financial statements included elsewhere in this filing for recent accounting pronouncements.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. We are exposed to the market risks described below.

Interest Rate Risk

Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive to many factors, including the U.S. government’s monetary and tax policies, global economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposure relates to our term loan arrangements.

Although a majority of our borrowing agreements are fixed rate agreements, we do have borrowing agreements that require payments based on a variable interest rate index, such as SOFR. Therefore, to the extent our borrowing costs are not fixed, increases in interest rates may reduce our net income by increasing the cost of our debt without any corresponding increase in rents. We may elect to manage our exposure to interest rate movements through the use of interest rate derivatives (interest rate swaps and caps).

The following discussion about the potential effects of changes in interest rates is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our financial condition and results of operations. Although we believe a sensitivity analysis provides the most meaningful analysis permitted by the rules and regulations of the SEC, it is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of a sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential interest expense impacts on our financial instruments It also does not include a variety of other potential factors that could affect our business as a result of changes in interest rates. As of December 31, 2021, assuming we do not hedge our exposure to interest rate fluctuations related to our outstanding floating rate debt, a hypothetical 100-basis point increase/decrease in our variable interest rate on our borrowings would result in an increase of approximately $0.3 million or a decrease of approximately $0.1 million in interest expense, respectively, over the next 12 months.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of FTAI Infrastructure Inc.

Opinion on the Financial Statements

We have audited the accompanying combined consolidated balance sheets of the Infrastructure business of Fortress Transportation and Infrastructure Investors LLC (the Company) as of December 31, 2021 and 2020, the related combined consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “combined consolidated financial statements”). In our opinion, the combined consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2021.

New York, New York
March 22, 2022, except for Notes 17 and 19, as to which the date is November 21, 2022

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

		December 31,
	Notes	2021	2020
Assets
Current assets:
Cash and cash equivalents	2	$49,872	$15,706
Restricted cash	2	251,983	39,715
Accounts receivable, net	2	50,301	4,952
Other current assets	2	60,828	24,142
Total current assets		412,984	84,515
Leasing equipment, net	4	36,012	37,116
Operating lease right-of-use assets, net	12	71,547	60,561
Property, plant, and equipment, net	5	1,517,594	940,258
Investments	6	54,408	123,794
Intangible assets, net	7	67,737	13,028
Goodwill	2	257,137	122,735
Other assets	2	24,882	17,003
Total assets		$2,442,301	$1,399,010

Liabilities
Current liabilities:
Accounts payable and accrued liabilities		$115,634	$52,276
Debt, net	8	—	25,000
Operating lease liabilities	12	2,899	892
Other current liabilities		10,934	4,189
Total current liabilities		129,467	82,357
Debt, net	8	718,624	253,473
Operating lease liabilities	12	67,505	60,011
Other liabilities		64,659	7,772
Total liabilities		$980,255	$403,613

Commitments and contingencies	18

Equity
Net Parent investment		$1,617,601	$999,291
Accumulated other comprehensive loss		(155,464)	(26,237)
Parent company equity		1,462,137	973,054
Non-controlling interests in equity of consolidated subsidiaries		(91)	22,343
Total equity		$1,462,046	$995,397
Total liabilities and equity		$2,442,301	$1,399,010

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

		Year Ended December 31,
	Notes	2021	2020	2019
Revenues
Total revenues	11	$120,219	$68,562	$229,452

Expenses
Operating expenses		98,541	69,391	260,909
General and administrative		8,737	8,522	7,469
Acquisition and transaction expenses		14,826	1,658	9,134
Management fees and incentive allocation to affiliate	16	15,638	13,073	16,541
Depreciation and amortization	4, 5, 7	54,016	31,114	33,128
Asset impairment		—	—	4,726
Total expenses		191,758	123,758	331,907

Other (expense) income
Equity in losses of unconsolidated entities	6	(13,499)	(3,107)	(546)
Gain (loss) on sale of assets, net	6	16	(8)	121,296
Loss on extinguishment of debt		—	(4,724)	—
Interest expense		(16,019)	(10,764)	(17,907)
Other (expense) income		(8,930)	92	2,857
Total other (expense) income		(38,432)	(18,511)	105,700
(Loss) income before income taxes		(109,971)	(73,707)	3,245
(Benefit from) provision for income taxes	15	(3,630)	(1,984)	14,384
Net loss		(106,341)	(71,723)	(11,139)
Less: Net loss attributable to non-controlling interests in consolidated subsidiaries		(26,472)	(16,522)	(17,571)
Net (loss) income attributable to Parent		$(79,869)	$(55,201)	$6,432

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Net loss	$(106,341)	$(71,723)	$(11,139)
Other comprehensive (loss) income:
Other comprehensive (loss) income related to equity method investees, net (1)	(128,990)	(26,609)	372
Changes in pension and other employee benefit accounts	(237)	—	—
Total other comprehensive (loss) income	(129,227)	(26,609)	372
Comprehensive loss	(235,568)	(98,332)	(10,767)
Comprehensive loss attributable to non-controlling interests	(26,472)	(16,522)	(17,571)
Comprehensive (loss) income attributable to Parent	$(209,096)	$(81,810)	$6,804

(1)	Net of deferred tax (benefit) expense of $(936), $(7,075) and $99 for the years ended December 31, 2021, 2020 and 2019, respectively.

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Dollars in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interests in Equity of Consolidated Subsidiaries	Total Equity
Equity - December 31, 2018	$600,455	$—	$52,602	$653,057
Net income (loss)	6,432	—	(17,571)	(11,139)
Other comprehensive income	—	372	—	372
Net transfers from Parent	122,170	—	—	122,170
Equity-based compensation	—	—	1,509	1,509
Equity - December 31, 2019	$729,057	$372	$36,540	$765,969
Net loss	(55,201)	—	(16,522)	(71,723)
Other comprehensive loss	—	(26,609)	—	(26,609)
Net transfers from Parent	325,435	—	—	325,435
Equity-based compensation	—	—	2,325	2,325
Equity - December 31, 2020	$999,291	$(26,237)	$22,343	$995,397
Net loss	(79,869)	—	(26,472)	(106,341)
Other comprehensive loss	—	(129,227)	—	(129,227)
Net transfers from Parent	698,179	—	—	698,179
Equity-based compensation	—	—	4,038	4,038
Equity - December 31, 2021	$1,617,601	$(155,464)	$(91)	$1,462,046

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(106,341)	$(71,723)	$(11,139)
Adjustments to reconcile net loss to cash used in operating activities:
Equity in losses of unconsolidated entities	13,499	3,107	546
(Gain) loss on sale of assets	(16)	8	(121,296)
Loss on extinguishment of debt	—	4,724	—
Equity-based compensation	4,038	2,325	1,509
Depreciation and amortization	54,016	31,114	33,128
Asset impairment	—	—	4,726
Change in deferred income taxes	(3,867)	(2,276)	14,096
Change in fair value of non-hedge derivatives	(2,220)	181	4,555
Amortization of deferred financing costs	2,599	1,542	3,690
Bad debt expense (recoveries)	74	(1)	440
Change in:
Accounts receivable	(26,798)	9,998	4,123
Other assets	(18,414)	(12,670)	133
Accounts payable and accrued liabilities	15,494	(14,225)	21,339
Management fees payable to affiliate	(19)	—	—
Other liabilities	6,239	1,036	(8,522)
Net cash used in operating activities	(61,716)	(46,860)	(52,672)

Cash flows from investing activities:
Investment in unconsolidated entities	(55,223)	(4,692)	—
Acquisition of business, net of cash acquired	(627,090)	—	—
Acquisition of property, plant and equipment	(140,897)	(247,524)	(323,037)
Investment in convertible promissory notes	(10,000)	—	—
Acquisition of remaining interest in JV investment	—	—	(28,828)
Proceeds from sale of subsidiary, net of cash transferred	—	—	91,732
Proceeds from sale of property, plant and equipment	4,494	—	—
Return of capital distributions from unconsolidated entities	—	—	1,555
Net cash used in investing activities	$(828,716)	$(252,216)	$(258,578)

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from financing activities:
Proceeds from debt	$451,100	$263,980	$221,835
Repayment of debt	—	(239,983)	(24,878)
Payment of deferred financing costs	(12,413)	(11,804)	(25,480)
Net transfers from Parent	698,179	325,435	122,170
Net cash provided by financing activities	1,136,866	337,628	293,647

Net increase (decrease) in cash and cash equivalents and restricted cash	246,434	38,552	(17,603)
Cash and cash equivalents and restricted cash, beginning of period	55,421	16,869	34,472
Cash and cash equivalents and restricted cash, end of period	$301,855	$55,421	$16,869

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$7,302	$8,586	$13,112
Cash paid for taxes	334	329	162

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment	(581)	(10,817)	(47,078)
Investment in Long Ridge JV	—	—	155,589
Change in fair value of pension/OPEB liabilities	(237)	—	—
Non-cash change in equity method investment	(128,990)	(26,609)	372

See accompanying notes to combined consolidated financial statements.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)

1.  BACKGROUND AND BASIS OF PRESENTATION

Background

Fortress Transportation and Infrastructure Investors LLC (the “Parent”) consists of an equipment leasing business that owns and leases aviation and offshore equipment and an infrastructure business that owns and operates multiple infrastructure assets further described below. During the third quarter of 2021, the Parent announced that it was proceeding with a plan to spin off its infrastructure business and separate into two distinct, publicly traded companies (the “Separation”) comprising the infrastructure business (“we”, “us”, “our” or “FTAI Infrastructure”) and the aviation business. As part of the spin off, the Parent has established a new holding company, and the infrastructure business will be contributed to or merged into the new holding company, which will result in the infrastructure business being considered the predecessor of the newly formed FTAI Infrastructure Inc. Under the plan, the Parent will execute a spin-off, of its infrastructure business by way of a pro-rata distribution of common stock of our company to Parent common shareholders of record as of the close of business on the spin-off transaction Record Date. In connection with the spin-off transaction, the Parent is being treated as the accounting spinnor, consistent with the legal form of the transaction. The Separation will be subject to, among other things, the effectiveness of a registration statement on Form 10 filed with the Securities and Exchange Commission (“SEC”) and final approval from Parent’s Board of Directors. Following the Separation, we will be an independent, publicly traded company operating under the name FTAI Infrastructure Inc.

FTAI Infrastructure will own and operate (i) a multi-modal crude oil and refined products terminal in Beaumont, Texas (“Jefferson Terminal”), (ii) five freight railroads and one switching company that provide rail service to certain manufacturing and production facilities (“Transtar”) (iii) a deep-water port located along the Delaware River with an underground storage cavern, a multipurpose dock, a rail-to-ship transloading system and multiple industrial development opportunities (“Repauno”), (iv) an equity method investment in a multi-modal terminal located along the Ohio River with multiple industrial development opportunities, including a power plant (“Long Ridge”), and (v) an equity method investment in two ventures developing battery and metal recycling technology (“Aleon” and “Gladieux”). Additionally, we own and lease shipping containers (“Containers”) and operate a railcar cleaning business (“KRS”). We have five reportable segments, (i) Railroad, (ii) Jefferson Terminal, (iii) Repauno (iv) Power and Gas and (v) Sustainability and Energy Transition, which operate in the infrastructure sector (see Note 17).

Basis of Presentation

The accompanying combined consolidated financial statements were prepared on a standalone basis and have been derived from the consolidated financial statements and accounting records of the Parent. These financial statements reflect the combined consolidated historical results of operations, financial position and cash flows of FTAI Infrastructure in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Historically, separate financial statements have not been prepared for FTAI Infrastructure and it has not operated as a standalone business separate from the Parent. The accompanying combined consolidated financial statements have been prepared from Parent’s historical accounting records and are presented on a standalone basis as if the operations had been conducted independently from Parent. Accordingly, Parent’s net investment in our operations (Parent Company Equity) is shown in lieu of stockholders’ equity in the accompanying combined consolidated financial statements, which include the historical operations, assets, and liabilities comprising FTAI Infrastructure. The historical results of operations, financial position, and cash flows of FTAI Infrastructure represented in the combined consolidated financial statements may not be indicative of what they would have been had FTAI Infrastructure actually been a separate standalone entity during such periods, nor are they necessarily indicative of our future results of operations, financial position, and cash flows.

The combined consolidated financial statements include certain assets and liabilities that have historically been held by the Parent but are specifically identifiable or otherwise attributable to FTAI Infrastructure. All significant intercompany transactions between Parent and FTAI Infrastructure have been included as components of net parent investment in the combined consolidated financial statements, as they are to be considered effectively settled upon effectiveness of the Separation.

The combined consolidated financial statements are presented as if our businesses had been combined for all periods presented. The assets and liabilities in the combined consolidated financial statements have been reflected on a historical cost basis, as immediately prior to the Separation, all of the assets and liabilities presented are owned by the Parent and are being transferred to us at a carry-over basis.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Cash and Cash Equivalents

The Cash and Cash Equivalents reflected in the financial statements of FTAI Infrastructure are Cash and Cash Equivalents that were legally held by FTAI Infrastructure during the periods presented in the financial statements and are directly attributed to and used in the operations of the Infrastructure business.

Debt and the Corresponding Interest Expense

The Debt reflected in the financial statements of FTAI Infrastructure is debt that is directly attributable to, and legally incurred by, FTAI Infrastructure’s business. The corresponding interest expense presented in the financial statements is derived solely from the Debt directly attributed to FTAI Infrastructure.

Corporate Function

The combined consolidated financial statements include all revenues and costs directly attributable to FTAI Infrastructure and an allocation of certain expenses. The Parent is externally managed by Fortress Investment Group LLC (the “Manager”), which performs the Parent’s corporate function (“Corporate”), and incurs a variety of expenses including, but not limited to, information technology, accounting, treasury, tax, legal, corporate finance and communications. For purposes of the Combined Consolidated Statements of Operations, an allocation of these expenses is included to reflect our portion of such corporate overhead from the Parent. The charges reflected have either been specifically identified or allocated based on an estimate of time spent on FTAI Infrastructure’s businesses. These allocated costs are recorded in general and administrative, and acquisition and transaction expenses in the Combined Consolidated Statements of Operations. We believe the assumptions regarding allocations of the Parent’s Corporate expenses are reasonable. Nevertheless, the allocations may not be indicative of the actual expense that would have been incurred had FTAI Infrastructure operated as an independent, standalone public entity, nor are they indicative of FTAI Infrastructure’s future expenses. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. We will enter into an arrangement with the Manager in connection with the Separation which is expected to have a term of longer than one year. The Parent funded our operating and investing activities as needed. Cash transfers to and from the Parent are reflected in the Combined Consolidated Statements of Cash Flows as “Net transfers from Parent”. Refer to Note 16 for additional discussion on corporate costs allocated from the Parent that are included in these combined consolidated financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination—FTAI Infrastructure has elected the principles of combined consolidated financial statements as basis of presentation due to common ownership and management of the entities, which includes the financial results of the Railroad segment, Jefferson Terminal, Repauno, the Power and Gas segment, and Sustainability and Energy Transition.

Principles of Consolidation—FTAI Infrastructure consolidates all entities in which its subsidiaries have a controlling financial interest and control over significant operating decisions, as well as variable interest entities (“VIEs”) in which we are the primary beneficiary. The ownership interest of other investors in consolidated subsidiaries is recorded as non-controlling interest.

All significant intercompany transactions and balances have been eliminated.

We use the equity method of accounting for investments in entities in which we exercise significant influence, but which do not meet the requirements for consolidation. Under the equity method, we record our proportionate share of the underlying net income (loss) of these entities as well as the proportionate interest in adjustments to other comprehensive income (loss).

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period, including allocations from the Parent. Actual results could differ from those estimates.

Risks and Uncertainties—In the normal course of business, we encounter several significant types of economic risk including credit, market, and capital market risks. Credit risk is the risk of the inability or unwillingness of a lessee, customer, or derivative counterparty to make contractually required payments or to fulfill its other contractual obligations. Market risk reflects the risk of a downturn or volatility in the underlying industry segments in which we operate, which could adversely impact the pricing of the services offered by us or a lessee’s or customer’s ability to make payments. Capital market risk is the risk that we are unable to obtain capital at reasonable rates to fund the growth of our business or to refinance existing debt facilities. We do not have significant exposure to foreign currency risk as all of our leasing and revenue arrangements are denominated in U.S. dollars.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Variable Interest Entities—The assessment of whether an entity is a VIE and the determination of whether to consolidate a VIE requires judgment. VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Delaware River Partners LLC
During 2016, through Delaware River Partners LLC (“DRP”), a consolidated subsidiary, we purchased the assets of Repauno, which consisted primarily of land, a storage cavern, and riparian rights for the acquired land, site improvements and rights. Upon acquisition there were no operational processes that could be applied to these assets that would result in outputs without significant green field development. We currently hold an approximately 98% economic interest, and a 100% voting interest in DRP. DRP is solely reliant on us to finance its activities and therefore is a VIE. We concluded that we are the primary beneficiary and, accordingly, DRP has been presented on a consolidated basis in the accompanying combined consolidated financial statements. Total VIE assets of DRP were $316.5 million and $273.6 million, and total VIE liabilities of DRP were $32.6 million and $32.2 million as of, December 31, 2021 and 2020, respectively.

Cash and Cash Equivalents—We consider all highly liquid short-term investments with a maturity of 90 days or less when purchased to be cash equivalents.

Restricted Cash—Restricted cash consists of prepaid interest and principal pursuant to the requirements of certain of our debt agreements (see Note 8) and other qualifying construction projects at Jefferson Terminal.

Inventory—Commodities inventory is carried at the lower of cost or net realizable value on our balance sheet. Commodities are removed from inventory based on the average cost at the time of sale. We had commodities inventory of $6.8 million, and $0.1 million as of December 31, 2021 and 2020, respectively, which is included in Other current assets in the Combined Consolidated Balance Sheets.

Property, Plant and Equipment, Leasing Equipment and Depreciation—Property, plant and equipment and leasing equipment are stated at cost (inclusive of capitalized acquisition costs, where applicable) and depreciated using the straight-line method, over estimated useful lives, to estimated residual values which are summarized as follows:

Asset	Range of Estimated Useful Lives	Residual Value Estimates
Railcars and locomotives	40 - 50 years from date of manufacture	Scrap value at end of useful life
Track and track related assets	15 - 50 years from date of manufacture	Scrap value at end of useful life
Land, site improvements and rights	N/A	N/A
Bridges and tunnels	15 - 55 years	Scrap value at end of useful life
Buildings and site improvements	20 - 30 years	Scrap value at end of useful life
Railroad equipment	3 - 15 years from date of manufacture	Scrap value at end of useful life
Terminal machinery and equipment	15 - 25 years from date of manufacture	Scrap value at end of useful life
Vehicles	5 - 7 years from date of manufacture	Scrap value at end of useful life
Furniture and fixtures	3 - 6 years from date of purchase	None
Computer hardware and software	2 - 5 years from date of purchase	None
Construction in progress	N/A	N/A

Major improvements and modifications incurred in connection with the acquisition of property, plant and equipment and leasing equipment that are required to get the asset ready for initial service are capitalized and depreciated over the remaining life of the asset. Project costs of major additions and betterments, including capitalizable engineering costs and other costs directly related to the development or construction of project, are capitalized and depreciation commences once it is placed into service. Interest costs directly related to and incurred during the construction period of property, plant and equipment are capitalized. Significant spare parts are depreciated in conjunction with the underlying property, plant and equipment asset when placed in service.

We review our depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in our depreciation policies, useful lives of our equipment or the assigned residual values is warranted.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
We, through our equity method investment in Long Ridge, have a working interest in various natural gas reserves located in southeastern Ohio. Prior to the deconsolidation of Long Ridge in the fourth quarter of 2019, our interest in this natural gas joint venture was consolidated on a proportionate basis in accordance with Accounting Standards Codification (“ASC”) Topic 932 Extractive Activities – Oil and Gas. We followed the successful efforts method of accounting for costs incurred in oil and gas producing activities. Capitalized costs were amortized using the unit-of-production method based on total proved reserves. See Note 6 for additional details.

Capitalized Interest—The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. Interest capitalization ceases once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. We capitalized interest of $8.2 million,  $20.0 million and $11.8 million during the years ended December 31, 2021, 2020 and 2019, respectively.

Repairs and Maintenance—Repair and maintenance costs that do not extend the lives of the assets are expensed as incurred. Our repairs and maintenance expense were $5.9 million, $2.9 million, and $4.8 million during the years ended December 31, 2021, 2020 and 2019, respectively, and are included in Operating expenses in the Combined Consolidated Statements of Operations.

Impairment of Long-Lived Assets—We perform a recoverability assessment of each of our long-lived assets whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant change in market conditions; or the introduction of newer technology. When performing a recoverability assessment, we measure whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases and terminal services contracts, future projected leases, terminal service and freight rail rates, transition costs, and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.

Management develops the assumptions used in the recoverability analysis based on its knowledge of active contracts, current and future expectations of the demand for a particular asset and historical experience, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, terminal service, and freight rail rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.

Goodwill—Goodwill includes the excess of the purchase price over the fair value of the net tangible and intangible assets associated with the acquisition of Jefferson Terminal and Transtar. The carrying amount of goodwill was approximately $257.1 million and $122.7 million as of December 31, 2021 and 2020, respectively. The goodwill amounts as of December 31, 2020 related to the Jefferson reporting unit. The increase in 2021 reflects our acquisition of Transtar in 2021. See Note 3 for additional information.

We review the carrying values of goodwill at least annually to assess impairment since these assets are not amortized. An annual impairment review is conducted as of October 1st of each year. Additionally, we review the carrying value of goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The determination of fair value involves significant management judgment.

For an annual goodwill impairment assessment, an optional qualitative analysis may be performed. If the option is not elected or if it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a goodwill impairment test is performed to identify potential goodwill impairment and measure an impairment loss. A qualitative analysis was not elected for the years ended December 31, 2021 or 2020.

Beginning in 2020, we adopted new guidance regarding the testing and recognition of a goodwill impairment, which prior to 2020 required two steps. A goodwill impairment assessment compares the fair value of the respective reporting unit with its carrying amount, including goodwill. The estimate of fair value of the respective reporting unit is based on the best information available as of the date of assessment, which primarily incorporates certain factors including our assumptions about operating results, business plans, income projections, anticipated future cash flows and market data. If the estimated fair value of the reporting unit is less than the carrying amount, a goodwill impairment is recorded to the extent that the carrying value of the reporting unit exceeds its fair value.

We estimate the fair value of Jefferson Terminal and Transtar using an income approach, specifically a discounted cash flow analysis. This analysis requires us to make significant assumptions and estimates about the forecasted revenue growth rates, EBITDA margins, capital expenditures, the timing of future cash flows, and discount rates. The estimates and assumptions used consider historical performance if indicative of future performance and are consistent with the assumptions used in determining future profit plans for the reporting units.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
In connection with our impairment analysis, although we believe the estimates of fair value are reasonable, the determination of certain valuation inputs is subject to management’s judgment. Changes in these inputs, including as a result of events beyond our control, could materially affect the results of the impairment review. If the forecasted cash flows or other key inputs are negatively revised in the future, the estimated fair value of the reporting unit could be adversely impacted, potentially leading to an impairment in the future that could materially affect our operating results. Due to the acquisition of Transtar in the current year, the estimated fair value of that reporting unit approximates the book value. The Jefferson reporting unit had an estimated fair value that exceeded its carrying value by more than 10% but less than 20%. The Jefferson Terminal segment forecasted revenue is dependent on the ramp up of volumes under current and expected future contracts for storage and throughput of heavy and light crude and refined products and is subject to obtaining rail capacity for crude, expansion of refined product distribution to Mexico and movements in future oil spreads. At October 1, 2021, approximately 4.3 million barrels of storage   was currently operational with 1.9 million barrels currently under construction for new contracts which will complete our storage development for our main terminal. Our discount rate for our 2021 goodwill impairment analysis was 9.0% and our assumed terminal growth rate was 2.0%. If our strategy changes from planned capacity downward due to an inability to source contracts or expand volumes, the fair value of the reporting unit would be negatively affected, which could lead to an impairment. The expansion of refineries in the Beaumont/Port Arthur area, as well as growing crude oil production in the U.S. and Canada, are expected to result in increased demand for storage on the U.S. Gulf Coast. Although we do not have significant direct exposure to volatility of crude oil prices, changes in crude oil pricing that affect long term refining planned output could impact Jefferson Terminal operations.

We expect the Jefferson Terminal segment to continue to generate positive Adjusted EBITDA in future years. Although certain of our anticipated contracts or expected volumes from existing contracts for Jefferson Terminal have been delayed, we continue to believe our projected revenues are achievable. Further delays in executing these contracts or achieving our projections could adversely affect the fair value of the reporting unit. The impact of the COVID-19 global pandemic during 2020 and 2021 negatively affected refining volumes and therefore Jefferson Terminal crude throughput but we have seen the activity starting to normalize and are expected to ramp back to normal during 2022. Furthermore, we anticipate strengthening macroeconomic demand for storage and the increasing spread between Western Canadian Crude and Western Texas Intermediate as Canadian crude pipeline apportionment increases. Also, as our pipeline connections became fully operational during 2021, we remain positive for the outlook of Jefferson Terminal’s earnings potential.

There were no impairments of goodwill for the years ended December 31, 2021, 2020, and 2019.

Intangibles and amortization—Intangible assets include the value of existing customer relationships acquired in connection with the acquisition of Jefferson Terminal and Transtar.

Customer relationship intangible assets are amortized on a straight-line basis over their useful lives as the pattern in which the asset’s economic benefits are consumed cannot reliably be determined. Customer relationship intangible assets have useful lives ranging from 5 to 15 years, no estimated residual value, and amortization is recorded as a component of Depreciation and amortization in the Combined Consolidated Statements of Operations. The weighted-average remaining amortization period for customer relationships was 154 months as of  December 31, 2021.

Deferred Financing Costs—Costs incurred in connection with obtaining long-term financing are capitalized and amortized to interest expense over the term of the underlying loans. Unamortized deferred financing costs of $21.5 million and $10.5 million as of December 31, 2021 and 2020, respectively, are included in Debt, net in the Combined Consolidated Balance Sheets.

Amortization expense was $2.6 million, $1.5 million and $3.7 million for the years ended December 31, 2021, 2020 and 2019, respectively, and is included in Interest expense in the Combined Consolidated Statements of Operations.

Terminal Services Revenues—Terminal services are provided to customers for the receipt and redelivery of various commodities. These revenues relate to performance obligations that are recognized over time using the right to invoice practical expedient, i.e., invoiced as the services are rendered and the customer simultaneously receives and consumes the benefit over the contract term. The Company’s performance of service and right to invoice corresponds with the value delivered to our customers. Revenues are typically invoiced and paid on a monthly basis.

Rail Revenues—Rail revenues generally consist of the following performance obligations: industrial switching, interline services, demurrage and storage. Switching revenues are derived from the performance of switching services, which involve the movement of cars from one point to another within the limits of an individual plant, industrial area, or a rail yard. Switching revenues are recognized as the services are performed, and the services are generally completed on the same day they are initiated.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Interline revenues are derived from transportation services for railcars that originate or terminate at our railroads and involve one or more other carriers. For interline traffic, one railroad typically invoices a customer on behalf of all railroads participating in the route directed by the customer. The invoicing railroad then pays the other railroads its portion of the total amount invoiced on a monthly basis. We record revenue related to interline traffic for transportation service segments provided by carriers along railroads that are not owned or controlled by us on a net basis. Interline revenues are recognized as the transportation movements occur.

Our ancillary services revenue primarily relates to demurrage and storage services. Demurrage represents charges assessed by railroads for the detention of cars by shippers or receivers of freight beyond a specified free time and is recognized on a per day basis. Storage services revenue is earned for the provision of storage of shippers’ railcars and is generally recognized on a per day, per car basis, as the storage services are provided.

Lease Income—Lease income consists of rental income from tenants for storage space. Lease income is recognized on a straight-line basis over the terms of the relevant lease agreement.

Crude Marketing Revenues—Crude marketing revenues consist of marketing revenue related to Canadian crude oil. Contracts to sell crude products to customers contain performance obligations to deliver the product over the term of the contract. The revenues are recognized when the control of the product is transferred to the customer, based on the volume delivered and the price within the contract. Revenues are typically invoiced and paid on a monthly basis. All activities related to crude marketing revenues were terminated in 2019. For the years ended December 31, 2020 and 2019, crude marketing revenues were $8.2 million and $166.1 million, respectively, and associated costs of sale were $8.2 million and $173.0 million, respectively. All crude marketing revenues in 2020 include contracts executed in 2019 but delivered in 2020.

Other Revenue—Other revenue primarily consists of revenue related to the handling, storage and sale of raw materials. Revenues for the handling and storage of raw materials relate to performance obligations that are recognized over time using the right to invoice practical expedient, i.e., invoiced as the services are rendered and the customer simultaneously receives and consumes the benefit over the contract term. Our performance of service and right to invoice corresponds with the value delivered to our customers. Revenues for the sale of raw materials relate to contracts that contain performance obligations to deliver the product over the term of the contract. The revenues are recognized when the control of the product is transferred to the customer, based on the volume delivered and the price within the contract. Other revenues are typically invoiced and paid on a monthly basis.

Additionally, other revenue includes revenue related to derivative trading activities. See Commodity Derivatives below for additional information.

Payment terms for these revenues are generally short term in nature.

Leasing Arrangements—At contract inception, we evaluate whether an arrangement is or contains a lease for which we are the lessee (that is, arrangements which provide us with the right to control a physical asset for a period of time). Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized in Operating lease right-of-use assets, net and Operating lease liabilities in our Combined Consolidated Balance Sheets, respectively. Finance lease ROU assets are recognized in Property, plant and equipment, net and lease liabilities are recognized in Other current liabilities and Other liabilities in our Combined Consolidated Balance Sheets.

All lease liabilities are measured at the present value of the unpaid lease payments, discounted using our incremental borrowing rate based on the information available at commencement date of the lease. ROU assets, for both operating and finance leases, are initially measured based on the lease liability, adjusted for prepaid rent and lease incentives. ROU assets are subsequently measured at the carrying amount of the lease liability adjusted for prepaid or accrued lease payments and lease incentives. The finance lease ROU assets are subsequently amortized using the straight-line method.

Operating lease expenses are recognized on a straight-line basis over the lease term. With respect to finance leases, amortization of the ROU asset is presented separately from interest expense related to the finance lease liability. Variable lease payments, which are primarily based on usage, are recognized when the associated activity occurs.

We have elected to combine lease and non-lease components for all lease contracts where we are the lessee. Additionally, for arrangements with lease terms of 12 months or less, we do not recognize ROU assets, and lease liabilities and lease payments are recognized on a straight-line basis over the lease term with variable lease payments recognized in the period in which the obligation is incurred.

Concentration of Credit Risk—We are subject to concentrations of credit risk with respect to amounts due from customers. We attempt to limit our credit risk by performing ongoing credit evaluations. We earned approximately 15%, 40% and 48% of our revenue from one customer in the Jefferson Terminal segment during the years ended December 31, 2021, 2020 and 2019, respectively, and 45% from one customer in the Railroad segment during the year ended December 31, 2021, respectively.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
As of December 31, 2021, accounts receivable from two customers from the Jefferson Terminal and Railroad segments represented 48% of total accounts receivable, net. As of December 31, 2020, accounts receivable from two customers in the Jefferson Terminal segment represented 63% of total accounts receivable, net.

We maintain cash and restricted cash balances, which generally exceed federally insured limits, and subject us to credit risk, in high credit quality financial institutions. We monitor the financial condition of these institutions and have not experienced any losses associated with these accounts.

Allowance for Doubtful Accounts—We determine the allowance for doubtful accounts based on our assessment of the collectability of our receivables on a customer-by-customer basis. We also consider current and future economic conditions over the expected lives of the receivables, the amount of receivables in dispute, and the current receivables aging.

Expense Recognition—Expenses are recognized on an accrual basis as incurred.

Acquisition and Transaction expenses—Acquisition and transaction expense is comprised of costs related to business combinations, dispositions and terminated deal costs related to asset acquisitions, including advisory, legal, accounting, valuation and other professional or consulting fees.

Comprehensive Income (Loss)—Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. Our comprehensive income (loss) represents net income (loss), as presented in the Combined Consolidated Statements of Comprehensive (Loss)/Income, adjusted for fair value changes recorded in other comprehensive income related to cash flow hedges of our equity method investees and pension and other employee benefit accounts.

Derivative Financial Instruments

Electricity Derivatives—Our equity method investee Long Ridge enters into derivative contracts as part of a risk management program to mitigate price risk associated with certain electricity price exposures. Long Ridge primarily uses swap derivative contracts, which are agreements to buy or sell a quantity of electricity at a predetermined future date and at a predetermined price.

Cash Flow Hedges

Certain of these derivative instruments are designated and qualify as cash flow hedges. Our share of the derivative’s gain or loss is reported as Other comprehensive income related to equity method investees in our Combined Consolidated Statements of Comprehensive (Loss) Income and recorded in Accumulated other comprehensive (loss) income in our Combined Consolidated Balance Sheets. The change in our equity method investment balance related to derivative gains or losses on cash flow hedges is disclosed as a Non-cash change in equity method investment in our Combined Consolidated Statements of Cash Flows.

Derivatives Not Designated as Hedging Instruments

Certain of these derivative instruments are not designated as hedging instruments for accounting purposes. Our share of change in fair value of these contracts is recognized in Equity in earnings (losses) of unconsolidated entities in the Combined Consolidated Statements of Operations. The cash flow impact of derivative contracts that are not designated as hedging instruments is recognized in Equity in earnings (losses) of unconsolidated entities in our Combined Consolidated Statements of Cash Flows.

Commodity Derivatives—We also enter into short-term and long-term crude forward contracts. Gains and losses related to our crude sales and purchase derivatives are recorded on a gross basis and are included in Crude marketing revenues and Operating expenses, respectively, in our Combined Consolidated Statements of Operations. See Note 10 for additional details. The cash flow impact of these derivatives is recognized in Change in fair value of non-hedge derivatives in our Combined Consolidated Statements of Cash Flows.

These derivatives are not used for speculative purposes. We record all derivative assets and liabilities on a gross basis at fair value and are included in Other current assets and Other current liabilities, respectively, in our Combined Consolidated Balance Sheets. See Note 11 for additional details.

Income Taxes—The income tax provision in the combined consolidated financial statements was prepared on a separate return method. Income earned by our corporate subsidiaries for the infrastructure businesses is subject to U.S. federal and state income taxation and is taxed at the currently enacted rates. The remainder of our income is allocated directly to our partners and is not subject to a corporate level of taxation. Following the spin-off, all of our income will be subject to a corporate level of taxation, and none of it will be allocated directly to our partners.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
We account for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

Each of our combined entities files income tax returns in the U.S. federal jurisdiction, various state jurisdictions and in certain foreign jurisdictions. The income tax returns filed by us and our subsidiaries are subject to examination by the U.S. federal, state and foreign tax authorities. We recognize tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in the Combined Consolidated Statements of Operations.

Other Current Assets—Other current assets is primarily comprised of commodities inventory of $6.8 million and $0.1 million, deposits of  $17.2 million and $18.2 million, note receivable of $7.5 million and $0.7 million, prepaid expenses of $17.4 million and $4.2 million and other assets of $11.9 million and $0.9 million as of December 31, 2021 and 2020, respectively.

Other Assets—Other Assets primarily consists of $10.0 million of note receivable as of December 31, 2021 from CarbonFree, a business that develops technologies to capture carbon dioxide from industrial emissions sources.

Accounts Payable and Accrued Liabilities—Accounts payable and accrued liabilities primarily include payables relating to construction projects, interline payables to other railroads, accrued compensation and interest.

Other Current Liabilities—Other current liabilities primarily include environmental liabilities of $4.1 million and $0.0 million, and insurance premium liabilities of $1.7 million and $1.5 million as of December 31, 2021 and 2020, respectively.

Pension and Other Postretirement Benefits— We have obligations for a pension and a postretirement benefit plan in connection with the acquisition of Transtar for certain eligible Transtar employees. The pension and other postretirement obligations and the related net periodic costs are based on, among other things, assumptions regarding the discount rate, salary increases, the projected mortality of participants and the current level and future escalation of health care costs. Actuarial gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when assumptions change. We will recognize into income on an annual basis a portion of unrecognized actuarial net gains or losses that exceed 10 percent of the greater of the projected benefit obligations or the market-related value of plan assets (the corridor). This excess is amortized over the average remaining service period of active employees expected to receive benefits under the plan. Refer to Note 14 for additional discussion on the pension and postretirement plans.

Recent Accounting Pronouncements—In March 2020 and January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and ASU 2021-01, Reference Rate Reform: Scope, respectively. Together, the ASUs temporarily simplify the accounting for contract modifications, including hedging relationships, due to the transition from LIBOR and other interbank offered rates to alternative reference interest rates. For example, entities can elect not to remeasure the contracts at the modification date or reassess a previous accounting determination if certain conditions are met. Additionally, entities can elect to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain conditions are met. The new standard was effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. Adoption did not have a material impact on our combined consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 and early adoption is permitted. We adopted this guidance in the first quarter of 2021, which did not have a material impact on our combined consolidated financial statements.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. This ASU requires lessors to classify and account for a lease with variable lease payments that do not depend on a reference index or a rate as an operating lease if (i) the lease would have been classified as a sales-type lease or a direct financing lease under Topic 842 and (ii) the lessor would have otherwise recognized a day-one loss. This standard is effective for all reporting periods beginning after December 15, 2021. This did not have a material impact on our combined consolidated financial statements.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
3.  ACQUISITION OF TRANSTAR, LLC

On July 28, 2021, we completed the acquisition for 100% of the equity interests of Transtar, LLC (“Transtar”) from United States Steel Corporation (“USS”) for total cash consideration of $636 million. Transtar is comprised of five freight railroads and one switching company, of which two railroads are connected to USS’s largest production facilities. We also entered into an exclusive rail partnership with USS, under which we will provide rail service to USS for an initial term of 15 years with minimum volume commitments for the first five years. Transtar operates within the Railroad segment. See Note 17 for additional information. The results of operations at Transtar have been included in the Combined Consolidated Statements of Operations as of the effective date of the acquisition. In connection with the acquisition, we recorded $9.8 million of acquisition and transaction expense during the year ended December 31, 2021.

The Parent funded the transaction with bridge loans in an aggregate principal amount of $650 million. In September 2021, the Parent issued new equity and debt and repaid in full the bridge loans.

In accordance with ASC 805, Business Combinations, the following fair values were assigned to assets acquired and liabilities assumed based on management’s estimates and assumptions and are preliminary. The significant assumptions used to estimate the fair value of the property, plant and equipment included replacement cost estimates, salvage values and market data for similar assets where available. The significant assumptions used to estimate the value of the customer relationship intangible assets included discount rate and future revenues and operating expenses. The final valuation and related allocation of the purchase price is subject to change as additional information is received and will be completed no later than 12 months after the closing date. The final acquisition accounting adjustments may be materially different and may include (i) changes in fair values of Property, plant and equipment and associated salvage values; (ii) changes in allocations to Intangible assets, as well as goodwill; and, (iii) other changes to assets and liabilities, such as working capital accounts and inventory.

The following table summarizes the preliminary allocation of the purchase price, as presented in our Combined Consolidated Balance Sheets:

Fair value of assets acquired:
Cash and cash equivalents	$8,918
Accounts receivable	18,625
Operating lease right-of-use assets	12,231
Property, plant and equipment	490,561
Intangible assets	60,000
Other assets	15,008
Total assets	605,343
Fair value of liabilities assumed:
Accounts payable and accrued liabilities	47,010
Operating lease liabilities	10,689
Pension and other postretirement benefits (1)	37,552
Other liabilities	8,487
Total liabilities	103,738
Goodwill (2)	134,402
Total purchase consideration	$636,007

(1)	Included in Other liabilities in the Combined Consolidated Balance Sheets.
(2)
Goodwill is primarily attributable to the assembled workforce of Transtar and the synergies expected to be achieved. This goodwill is assigned to the Railroad segment and is tax deductible for income tax purposes.

The following table presents the identifiable intangible assets and their estimated useful lives:

	Estimated useful life in years	Fair value
Customer relationships	15	60,000

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table presents the property, plant and equipment and their estimated remaining useful lives:

	Estimated remaining useful life in years	Fair value
Railcars	1 - 40	$112,981
Track and track related assets	1 - 40	90,904
Land, site improvements and rights	N/A	87,450
Bridges and tunnels	15 - 55	174,889
Buildings and improvements	3 - 25	12,448
Railroad equipment	2 - 15	2,725
Terminal machinery and equipment	2 - 15	3,325
Vehicles	2 - 5	3,740
Construction in progress	N/A	1,928
Computer hardware and software	2 - 5	171
Total		$490,561

The unaudited financial information in the table below summarizes the combined results of operations of FTAI Infrastructure and Transtar on a pro forma basis, as though the companies had been combined as of January 1, 2020. These pro forma results were based on estimates and assumptions which we believe are reasonable. The pro forma adjustments are primarily comprised of the following:

•
The allocation of the purchase price and related adjustments, including adjustments to depreciation and amortization expense related to the fair value of property, plant and equipment and intangible assets acquired;

•	The exclusion of acquisition-related costs incurred during the year ended December 31, 2021 and allocation of substantially all acquisition-related costs to the year ended December 31, 2020; and

•	Associated tax-related impacts of adjustments.

The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of January 1, 2020.

	Year Ended December 31,
	2021	2020
Total revenue	$199,762	$183,744
Net loss attributable to Parent	$(56,717)	$(39,349)

4.  LEASING EQUIPMENT, NET

Leasing equipment, net is summarized as follows:
	December 31,
	2021	2020
Leasing equipment	$44,179	$44,179
Less: Accumulated depreciation	(8,167)	(7,063)
Leasing equipment, net	$36,012	$37,116

Depreciation expense for leasing equipment is summarized as follows:

	Year Ended December 31,
	2021	2020	2019
Depreciation expense for leasing equipment	$1,103	$1,106	$1,108

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
5.  PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net is summarized as follows:

	December 31,
	2021	2020
Land, site improvements and rights	$149,914	$52,047
Construction in progress	118,081	401,729
Buildings and improvements	19,164	4,491
Bridges and tunnels	174,889	—
Terminal machinery and equipment	962,552	557,788
Track and track related assets	100,014	2,349
Railroad equipment	8,331	5,560
Railcars and locomotives	111,574	—
Computer hardware and software	5,335	5,101
Furniture and fixtures	1,745	1,750
Other	10,016	5,870
	1,661,615	1,036,685
Less: Accumulated depreciation	(144,021)	(96,427)
Property, plant and equipment, net	$1,517,594	$940,258

We added property, plant and equipment of $624.9 million and $239.8 million during the years ended December 31, 2021 and 2020, respectively, which primarily consisted of assets acquired in our acquisition of Transtar and terminal machinery and equipment placed in service or under development at Jefferson Terminal and Repauno.

Depreciation expense for property, plant and equipment is $47.6 million, $26.5 million, and $28.5 million during the years ended December 31, 2021, 2020 and 2019, respectively.

6.  INVESTMENTS

The following table presents the ownership interests and carrying values of our investments:

			Carrying Value
	Investment	Ownership Percentage	December 31, 2021	December 31, 2020
Long Ridge Terminal LLC (1)	Equity method	50%	$—	$122,539
FYX Trust Holdco LLC	Equity	14%	1,255	1,255
GM-FTAI Holdco LLC	Equity method	See below	52,295	—
Clean Planet Energy USA LLC	Equity method	50%	858	—
			$54,408	$123,794

(1)The carrying value of $17.5 million as of December 31, 2021, is included in Other Liabilities in the Combined Consolidated Balance Sheets

We did not recognize any other-than-temporary impairments for the years ended December 31, 2021, 2020, and 2019.

The following table presents our proportionate share of equity in (losses) earnings:

	Year Ended December 31,
	2021	2020	2019
JGP Energy Partners LLC	$—	$—	$(292)
Intermodal Finance I, Ltd.	470	115	(62)
Long Ridge Terminal LLC	(13,597)	(3,222)	(192)
GM-FTAI Holdco LLC	(205)	—	—
Clean Planet Energy USA LLC	(167)	—	—
Total	$(13,499)	$(3,107)	$(546)

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Equity Method Investments

Clean Planet Energy USA LLC

In November 2021, we acquired 50% of the Class A shares of Clean Planet Energy USA LLC (“CPE” or “Clean Planet USA”) for $1.0 million. CPE intends on building waste plastic-to-fuel plants in the United States. The plants will convert various grades of non-recyclable waste plastic to renewable diesel in the form of jet fuel, diesel, naphtha, and low sulfur fuel oil. We account for our investment in Clean Planet USA as an equity method investment as we have significant influence through our ownership of Class A shares.

GM-FTAI Holdco LLC

In September 2021, we acquired 1% of the Class A shares and 50% of the Class B shares of GM-FTAI Holdco LLC for $52.5 million. GM-FTAI Holdco LLC owns 100% interest in Gladieux Metals Recycling (“GMR” or “Gladieux”) and Aleon Renewable Metals LLC (“Aleon”). GMR specializes in recycling spent catalyst produced in the petroleum refining industry.

Aleon plans to develop a lithium-ion battery recycling business across the United States. Each planned location will collect, discharge and disassemble lithium-ion batteries to extract various metals in high-purity form for resale into the lithium-ion battery production market. Aleon and GMR are governed by separate boards of directors. Our ownership of Class A and B shares in GM-FTAI Holdco LLC provides us with 1% and 50% economic interest in GMR and Aleon, respectively. We account for our investment in GM-FTAI Holdco LLC as an equity method investment as we have significant influence through our ownership of Class A and Class B shares of GM-FTAI Holdco LLC.

Long Ridge Terminal LLC

On June 16, 2017, we, through Ohio River Partners Shareholders LLC (“ORP”), a consolidated subsidiary, purchased the assets of Long Ridge Energy Terminal (“Long Ridge”), which consisted primarily of land, buildings, railroad track, docks, water rights, site improvements and other rights. Long Ridge was being developed as a 485-megawatt natural gas fired, combined cycle power plant, which was completed and became operational in October 2021. Long Ridge also entered into cash flow hedges related to power generation capacity, as described in Note 2.

In December 2019, ORP contributed its equity interests in Long Ridge into Long Ridge Terminal LLC and sold a 49.9% interest (the “Long Ridge Transaction”) for $150 million in cash, plus an earn out. We recognized a gain of $116.7 million in relation to the Long Ridge Transaction. We no longer have a controlling interest in Long Ridge but still maintain significant influence through our retained interest and, therefore, now account for this investment in accordance with the equity method. Following the sale, we deconsolidated ORP, which held the assets of Long Ridge. The initial equity method investment balance of $155.6 million represents the fair value of our 50.1% ownership and the earn out.

JGP Energy Partners LLC

In 2016, we initiated activities in a 50% non-controlling interest in JGP Energy Partners LLC (“JGP”), a joint venture. JGP was governed by a designated operating committee selected by the members in proportion to their equity interests. JGP was solely reliant on its members to finance its activities and therefore was a VIE. Initially, we concluded that we were not the primary beneficiary of JGP as the members shared equally in the risks and rewards and decision making authority of the entity and, therefore, we did not consolidate JGP and instead accounted for this investment in accordance with the equity method.

In December 2019, we purchased the remaining 50% interest in JGP from the joint venture partner for a purchase price of approximately $30 million, consolidated JGP and no longer account for this as an equity method investment. As a result of this transaction, we recorded additional goodwill of $6.6 million and a gain of $4.6 million during the year ended December 31, 2019.

Intermodal Finance I, Ltd.

In 2012, we acquired a 51% non-controlling interest in Intermodal Finance I, Ltd. (“Intermodal”). Intermodal is governed by a board of directors, and its shareholders have voting rights through their equity interests. As such, Intermodal is not within the scope of ASC 810-20 and should be evaluated for consolidation under the voting interest model. Due to the existence of substantive participating rights of the 49% equity investor, including the joint approval of material operating and capital decisions, such as material contracts and capital expenditures consistent with ASC 810-10-25-11, we do not have unilateral rights over this investment and, therefore, we do not consolidate Intermodal but account for this investment in accordance with the equity method. We do not have a variable interest in this investment as none of the criteria of ASC 810-10-15-14 were met.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
As of December 31, 2021, Intermodal owns a portfolio of approximately 500 shipping containers subject to multiple operating leases.

Equity Investment

FYX Trust Holdco LLC

In July 2020, we invested $1.3 million for a 14% interest in an operating company that provides roadside assistance services for the intermodal and over-the-road trucking industries. FYX Trust Holdco LLC (“FYX”) has developed a mobile and web-based application that connects fleet managers, owner-operators, and drivers with repair vendors to efficiently and reliably quote, dispatch, monitor, and bill roadside repair services.

The tables below present summarized financial information for Long Ridge Terminal LLC:

	December 31,
Balance Sheet	2021	2020
Assets
Current assets
Cash and cash equivalents	$2,932	$3,057
Restricted cash	32,469	26,920
Accounts receivable, net	17,896	5,711
Other current assets	8,857	787
Total current assets	62,154	36,475
Property, plant, and equipment, net	764,607	612,234
Intangible assets, net	4,940	5,320
Goodwill	89,390	89,390
Other assets	5,584	8,597
Total assets	$926,675	$752,016

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$16,121	$25,173
Other current liabilities	47,626	253
Total current liabilities	63,747	25,426
Debt, net	604,261	445,733
Other liabilities	293,653	36,262
Total liabilities	961,661	507,421

Equity
Total equity	(34,986)	244,595
Total liabilities and equity	$926,675	$752,016

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
	Year Ended December 31,
Statement of Operations	2021	2020
Revenue	$85,638	$24,917
Total revenue	85,638	24,917
Expenses
Operating expenses	28,310	16,339
Depreciation and amortization	24,836	11,004
Interest expense	11,005	2,037
Total expenses	64,151	29,380
Other expense	(44,302)	(1,967)
Loss before income taxes	(22,815)	(6,430)
Provision for income taxes	—	—
Net Loss	$(22,815)	$(6,430)

7.  INTANGIBLE ASSETS AND LIABILITIES, NET

Our intangible assets and liabilities, net are summarized as follows:

	December 31, 2021
	Jefferson Terminal	Railroad	Total
Intangible assets
Customer relationships	35,513	60,000	95,513
Less: Accumulated amortization	(26,038)	(1,738)	(27,776)
Acquired customer relationships, net	9,475	58,262	67,737

	December 31, 2020
	Jefferson Terminal	Railroad	Total
Customer relationships	$35,513	$—	$35,513
Less: Accumulated amortization	(22,485)	—	(22,485)
Total intangible assets, net	$13,028	$—	$13,028

Amortization of intangible assets is recorded as follows:

		Year Ended December 31,
	Classification in Combined Consolidated Statements of Operations	2021	2020	2019
Customer relationships	Depreciation and amortization	5,292	3,553	3,553

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Estimated net annual amortization of intangibles is as follows:

December 31, 2021
2022	$7,551
2023	7,551
2024	6,373
2025	4,000
2026	4,000
Thereafter	38,262
Total	$67,737

8.  DEBT, NET

Our debt, net is summarized as follows:

			December 31, 2021	December 31, 2020
	Stated Interest Rate	Maturity Date	Outstanding Borrowings	Outstanding Borrowings
Loans payable
DRP Revolver (1)	(i) Base Rate + 2.75%; or (ii) Base Rate + 3.75% (Eurodollar)	11/5/24	25,000	25,000
EB-5 Loan Agreement	5.75%	1/25/26	26,100	—
Total loans payable			51,100	25,000
Bonds payable
Series 2020 Bonds	(i) Tax Exempt Series 2020A Bonds: 3.625% (ii) Tax Exempt Series 2020A Bonds: 4.00% (iii) Taxable Series 2020B Bonds: 6.00%	(i) 1/1/35 (ii) 1/1/50 (iii) 1/1/25	263,980	263,980
Series 2021 Bonds	(i) Series 2021A Bonds: 1.875% to 3.00% (ii) Series 2021B Bonds: 4.10%	(i) 1/1/26 to 1/1/50 (ii) 1/1/28	425,000	—
Total bonds payable			688,980	263,980
Debt			740,080	288,980
Less: Debt issuance costs			(21,456)	(10,507)
Total debt, net			$718,624	$278,473

Total debt due within one year			$—	$25,000

(1)	Requires a quarterly commitment fee at a rate of 0.875% on the average daily unused portion, as well as customary letter of credit fees and agency fees.

DRP Revolver—On November 5, 2018, our subsidiary entered into a revolving credit facility (the “DRP Revolver”) that provides for revolving loans in the aggregate amount of $25.0 million. The DRP Revolver is secured by the capital stock of certain of the Parent’s direct subsidiaries as defined in the related credit agreement.

In the event of a credit agreement default by DRP, including bankruptcy or insolvency, financial covenant default, or the failure to make a capital call under the relevant agreement, the Parent has agreed to contribute capital to satisfy up to 120% of the aggregate outstanding obligations.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
On November 5, 2021, we entered into an amendment to the DRP Revolver, which extends the maturity date under the DRP Revolver to November 5, 2024. In connection with this extension, the obligations of the Parent to contribute capital in the event of an event of default under the DRP Revolver were terminated.

The DRP Revolver includes financial covenants requiring the maintenance of (i) a maximum ratio of debt to total equity of 3.00 to 1.00 per the terms of the credit agreement, (ii) consolidated cash balance of at least $3.0 million at each quarter end date, and (iii) consolidated tangible net worth of at least $180.0 million at each quarter end date in 2022, $190.0 million in 2023, and $200.0 million thereafter.

EB-5 Loan Agreement—On January 25, 2021, Jefferson entered into a non-recourse loan agreement under the U.S. Citizenship and Immigration Services EB-5 Program (“EB-5 Loan Agreement”) to pay for the development, construction and acquisition of certain facilities at Jefferson Terminal. The maximum aggregate principal amount available under the EB-5 Loan Agreement is $61.2 million, of which $26.1 million is available under the first tranche and $35.1 million is available under the second tranche. The loans mature in 5 years from the funding of each individual tranche with an option to extend the maturity for both tranches by two one-year periods. If the option to extend the maturity is exercised, the interest rate will increase to 6.25% from 5.75% for the extension period.

Series 2020 Bonds—On February 11, 2020, Jefferson issued Series 2020 Bonds in an aggregate principal amount of $264.0 million (“Jefferson Refinancing”). The Series 2020 Bonds are designated as $184.9 million of Series 2020A Dock and Wharf Facility Revenue Bonds (the “Tax Exempt Series 2020A Bonds”), and $79.1 million of Series 2020B Taxable Facility Revenue Bonds (the “Taxable Series 2020B Bonds”).

The Tax Exempt Series 2020A Bonds maturing on January 1, 2035 ($53.5 million aggregate principal amount) bear interest at a fixed rate of 3.625%.

The Tax Exempt Series 2020A Bonds maturing on January 1, 2050 ($131.4 million aggregate principal amount) bear interest at a fixed rate of 4.00%.

The Taxable Series 2020B Bonds will mature on January 1, 2025 and bear interest at a fixed rate of 6.00%.

Jefferson used a portion of the net proceeds from this offering to refund, redeem and defease certain indebtedness, and used a portion of the net proceeds to pay for or reimburse the cost of development, construction and acquisition of certain facilities, to fund certain reserve and funded interest accounts related to the Series 2020 Bonds, and to pay for or reimburse certain costs of issuance of the Series 2020 Bonds.

Jefferson recognized a loss on extinguishment of debt of $4.7 million as a result of this transaction.

Series 2021 Bonds—On August 18, 2021, Jefferson issued $425.0 million aggregate principal amount of Series 2021 Bonds, which are designated as $225.0 million of Series 2021A Dock and Wharf Facility Revenue Bonds (the “Series 2021A Bonds”) and $200.0 million of Series 2021B Taxable Facility Revenue Bonds (the “Taxable Series 2021B Bonds”).

The Series 2021A Bonds consist of:

i)	$39.1 million aggregate principal amount of Serial Bonds maturing between January 1, 2026 and January 1, 2031, and bearing interest at specified fixed rates ranging from 1.875% to 2.625% per annum,

ii)	$38.2 million aggregate principal amount of Term Bonds maturing January 1, 2036, and bearing interest at a fixed rate of 2.750% per annum,

iii)	$44.9 million aggregate principal amount of Term Bonds maturing January 1, 2041, and bearing interest at a fixed rate of 2.875% per annum, and

iv)	$102.8 million aggregate principal amount of Term Bonds maturing January 1, 2050, and bearing interest at a fixed rate of 3.00% per annum.

The Taxable Series 2021B Bonds will mature on January 1, 2028, and bear interest at a fixed rate of 4.100% per annum.

Jefferson intends to use a portion of the net proceeds to pay for or reimburse the cost of development, construction and acquisition of certain facilities.

We were in compliance with all debt covenants as of December 31, 2021 and 2020.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
As of December 31, 2021, scheduled principal repayments under our debt agreements for the next five years and thereafter are summarized as follows:

	2022	2023	2024	2025	2026	Thereafter	Total
DRP Revolver	$—	$—	$25,000	$—	$—	$—	$25,000
EB-5 Loan Agreement	—	—	—	—	26,100	—	26,100
Series 2020 Bonds	—	—	—	79,060	—	184,920	263,980
Series 2021 Bonds	—	—	—	—	9,025	415,975	425,000
Total principal payments on loans and bonds payable	$—	$—	$25,000	$79,060	$35,125	$600,895	$740,080

 9.  FAIR VALUE MEASUREMENTS

Fair value measurements and disclosures require the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs. These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

•
Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs.

•	Level 3: Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants price the asset or liability.

The valuation techniques that may be used to measure fair value are as follows:

•	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts.

•	Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following tables set forth our financial assets measured at fair value on a recurring basis by level within the fair value hierarchy. Assets measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

	Fair Value as of	Fair Value Measurements Using Fair Value Hierarchy as of
	December 31, 2021	December 31, 2021
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets
Cash and cash equivalents	$49,872	$49,872	$—	$—	Market
Restricted cash	251,983	251,983	—	—	Market
Derivative assets	2,220	—	2,220	—	Income
Total assets	$304,075	$301,855	$2,220	$—

	Fair Value as of	Fair Value Measurements Using Fair Value Hierarchy as of
	December 31, 2020	December 31, 2020
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets
Cash and cash equivalents	$15,706	$15,706	$—	$—	Market
Restricted cash	39,715	39,715	—	—	Market
Total assets	$55,421	$55,421	$—	$—

Our cash and cash equivalents and restricted cash consist largely of demand deposit accounts with maturities of 90 days or less when purchased that are considered to be highly liquid. These instruments are valued using inputs observable in active markets for identical instruments and are therefore classified as Level 1 within the fair value hierarchy.

The fair value of our commodity derivative assets classified as Level 2 measurements are estimated by applying the income and market approaches, based on quotes of observable market transactions, and adjusted for estimated differential factors based on quality and delivery locations.

Except as discussed below, our financial instruments other than cash and cash equivalents and restricted cash consist principally of accounts receivable, notes receivable, accounts payable and accrued liabilities, and loans payable, whose fair value approximates their carrying value based on an evaluation of pricing data, vendor quotes, and historical trading activity or due to their short maturity profiles.

The fair value of our bonds and notes payable reported as debt, net in the Combined Consolidated Balance Sheets are presented in the table below:

	December 31,
	2021	2020
Series 2020 A Bonds (1)	$189,773	$186,306
Series 2020 B Bonds (1)	81,637	79,723
Series 2021 A Bonds (1)	222,023	—
Series 2021 B Bonds (1)	194,278	—

(1)	Fair value is based upon market prices for similar municipal securities.

The fair value of items reported as debt, net in the Combined Consolidated Balance Sheet approximate their carrying values due to their bearing market rates of interest and are classified as Level 2 within the fair value hierarchy.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
We measure the fair value of certain assets and liabilities on a non-recurring basis when U.S. GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include goodwill, intangible assets, property, plant and equipment and leasing equipment. We record such assets at fair value when it is determined the carrying value may not be recoverable. Fair value measurements for assets subject to impairment tests are based on an income approach which uses Level 3 inputs, which include our assumptions as to future cash flows from operation of the underlying businesses.

10.  DERIVATIVE FINANCIAL INSTRUMENTS

Commodity Derivatives

Crude Oil

Depending on market conditions, we sourced crude oil from producers in Canada, arranging logistics to Jefferson Terminal and marketing crude oil to third parties. We exited this strategy in the fourth quarter of 2019. These crude oil forward purchase and sales contracts were not designated in hedging relationships.

Butane

Depending on market conditions, Repauno enters into forward purchase and sales contracts for butane. These derivatives are short-term in nature and are used for trading purposes and classified as Level 2 derivatives.

The following table presents information related to our butane derivative contracts:

	December 31,
	2021	2020
Notional Amount (Barrel of crude oil or butane (“BBL”) in thousands)	244	N/A
Fair Value of Assets (1)	$2,220	$—
Term	1 to 3 months	N/A

(1)	Included in Other current assets in the Combined Consolidated Balance Sheet as of December 31, 2021.

The following table presents a summary of the changes in fair value for all Level 3 derivatives:

	Year Ended December 31,
	2021	2020	2019
Beginning Balance	$—	$181	$6,545
Net losses recognized in earnings	—	(181)	(6,364)
Purchases	—	—	314
Sales	—	—	(674)
Settlements	—	—	360
Ending Balance	$—	$—	$181

There were no transfers into or out of Level 3 during the periods presented.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
11.  REVENUES

We disaggregate our revenue from contracts with customers by products and services provided for each of our segments, as we believe it best depicts the nature, amount, timing and uncertainty of our revenue. Revenues are within the scope of ASC 606, Revenue from Contracts with Customers, unless otherwise noted. We have elected to exclude sales and other similar taxes from revenues.

	Year Ended December 31, 2021
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Lease income	$736	$1,688	$—	$—	$—	$—	$2,424
Rail revenues	61,514	—	—	—	—	—	61,514
Terminal services revenues	—	44,664	374	—	—	—	45,038
Crude marketing revenues	—	—	—	—	—	—	—
Other revenue	—	—	11,243	—	—	—	11,243
Total revenues	$62,250	$46,352	$11,617	$—	$—	$—	$120,219

	Year Ended December 31, 2020
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Lease income	$—	$1,186	$—	$—	$—	$—	$1,186
Rail revenues	4,424	—	—	—	—	—	4,424
Terminal services revenues	—	50,887	—	—	—	—	50,887
Crude marketing revenues	—	8,210	—	—	—	—	8,210
Other revenue	—	—	3,855	—	—	—	3,855
Total revenues	$4,424	$60,283	$3,855	$—	$—	$—	$68,562

	Year Ended December 31, 2019
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Lease income	$—	$2,306	$84	$972	$—	$—	$3,362
Rail revenues	2,917	—	—	—	—	—	2,917
Terminal services revenues	—	35,908	—	7,057	—	—	42,965
Crude marketing revenues	—	166,134	—	—	—	—	166,134
Other revenue	—	—	7,802	6,272	—	—	14,074
Total revenues	$2,917	$204,348	$7,886	$14,301	$—	$—	$229,452

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Presented below are the contracted minimum future annual revenues to be received under existing operating leases across several market sectors:

December 31, 2021
2022	$11,969
2023	4,125
2024	459
2025	459
2026	421
Thereafter	—
Total	$17,433

12.  LEASES

We have commitments as lessees under lease agreements primarily for real estate, equipment and vehicles. Our leases have remaining lease terms ranging from approximately two months to 41 years.

The following table presents lease related costs:

	Year Ended December 31,
	2021	2020	2019
Finance leases
Amortization of right-of-use assets	$380	$—	$—
Interest on lease liabilities	27	—	—
Finance lease expense	407	—	—
Operating lease expense	5,682	$4,587	$5,846
Short-term lease expense	587	315	3,088
Variable lease expense	1,590	1,379	3,263
Sublease income	—	—	(1,032)
Total lease expense	8,266	$6,281	$11,165

The following table presents information related to our operating leases:

	December 31,
	2021	2020
Right-of-use assets, net	$71,547	$60,561
Lease liabilities	$70,404	$60,903

Weighted average remaining lease term	34.8 years	40.7 years
Weighted average incremental borrowing rate	5.7%	6.2%

Cash paid for amounts included in the measurement of operating lease liabilities	$5,602	$4,591

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table presents future minimum lease payments under non-cancellable operating leases as of December 31, 2021:

2022	$9,055
2023	7,178
2024	6,176
2025	5,854
2026	5,256
Thereafter	142,878
Total undiscounted lease payments	176,397
Less: Imputed interest	105,993
Total lease liabilities	$70,404

In July 2021, in connection with our acquisition of Transtar, we assumed ROU assets of approximately $12.2 million with a weighted average remaining term of 5.5 years.

During the year ended December 31, 2020, we amended a lease agreement for real estate in connection with the Jefferson Refinancing. The amended lease had a ROU asset value of $59.8 million and a lease term of approximately 43 years at commencement.

13.  EQUITY-BASED COMPENSATION

Some of our subsidiaries provide an equity-based incentive plan for eligible employees. The following table presents our stock-based compensation expense recognized in the Combined Consolidated Statement of Operations:

	Year Ended December 31,
	2021	2020	2019
Restricted shares	$3,215	$1,676	1,054
Common units	823	649	455
Total	$4,038	$2,325	$1,509

Restricted Shares

We issued restricted shares of our subsidiary to certain employees during the years ended December 31, 2021, 2020 and 2019, that had grant date fair values of $5.6 million, $4.0 million and $1.5 million, respectively, and generally vest over three years. These awards are subject to continued employment, and the compensation expense is recognized ratably over the vesting periods. The fair value of these awards was based on the fair value of the operating subsidiary on each grant date, which was estimated using a discounted cash flow analysis that requires the application of discount factors and terminal multiples to projected cash flows. Discount factors and terminal multiples were based on market-based inputs and transactions, as available at the measurement date.

Common Units

We issued 1,052,632, 1,883,772, and 1,110,000 common units of our subsidiary to certain employees for the years ended December 31, 2021, 2020 and 2019, respectively, that had grant date fair values of $1.2 million, $2.1 million, and $3.4 million, respectively, and vest over three years. These awards are subject to continued employment and compensation expense is recognized ratably over the vesting periods. The fair value was based on the fair value of the operating subsidiary on the grant date, which is estimated using a discounted cash flow analysis that requires the application of discount factors and terminal multiples to projected cash flows. Discount factors and terminal multiples were based on market-based inputs and transactions, as available at the measurement date.

14. RETIREMENT BENEFIT PLANS

In connection with the acquisition of Transtar (see Note 3), we established a defined benefit pension plan as well as a postretirement benefit plan to assume certain retirement benefit obligations related to eligible Transtar employees.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Defined Benefit Pensions

Our unfunded pension plan is a tax qualified plan. Our pension plan covers certain eligible Transtar employees. These plans are noncontributory. Pension benefits earned are generally based on years of service and compensation during active employment. The accumulated benefit obligation at December 31, 2021 is $1.4 million.

Postretirement Benefits

Our unfunded postretirement plan provides healthcare and life insurance benefits for eligible retirees and dependents of Transtar. Depending on retirement date and employee classification, certain healthcare plans contain contribution and cost-sharing features such as deductibles and co-insurance. The remaining healthcare and life insurance plans are non-contributory.

The following table summarizes our estimated benefit obligation as of December 31, 2021. Service costs are recorded in Operating expenses, and interest costs are recorded in Other (expense) income in the Combined Consolidated Statements of Operations.

	Pension Benefits	Postretirement Benefits
Benefit obligation as of January 1, 2021	$—	$—
Transtar acquisition	9,055	28,488
Service costs	712	864
Interest costs	108	337
Actuarial (gains) losses	(20)	344
Benefit paid	(50)	—
Benefit obligation as of December 31, 2021	$9,805	$30,033

The pension and postretirement benefits are unfunded and recorded in Other liabilities on the Combined Consolidated Balance Sheets. Our retirement plan costs for the year ended December 31, 2021 were $0.8 million for pension benefits and $1.2 million for post-retirement benefits.

Weighted-average assumptions used to determine the estimated benefit obligation and period costs as of and for the year ended December 31, 2021 are as follows:

	Pension Benefits	Postretirement Benefits
Weighted-average assumptions used to determine pension benefit obligation:
Discount rate	3.02%	3.00%
Rate of compensation increase	3.50%	N/A
Average future working lifetime (years)	N/A	11.34
Initial healthcare cost trend rate - Pre-Medicare	N/A	10.00%
Initial healthcare cost trend rate - Medicare eligible	N/A	3.00%
Ultimate healthcare cost trend rate	N/A	3.94%
Year ultimate healthcare cost trend rate is reached	N/A	2075
Weighted-average assumptions used to determine net periodic pension and postretirement costs:
Discount rate	2.88%	2.86%
Rate of compensation increases	3.50%	N/A
Average future working lifetime (years)	10.93	11.34
Initial healthcare cost trend rate	N/A	6.00%
Ultimate healthcare cost trend rate	N/A	3.80%
Year ultimate healthcare cost trend rate is reached	N/A	2075

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following benefit payments, which reflect expected future service and compensation increases, as appropriate, are expected to be made from the Transtar defined benefit plans:

	Pension Benefits	Postretirement Benefits
2022	$51	$102
2023	143	173
2024	261	251
2025	390	354
2026	496	451
Years 2027-2031	4,501	3,252

15.  INCOME TAXES

The current and deferred components of the income tax (benefit) provision included in the Combined Consolidated Statements of Operations are as follows:

	Year Ended December 31,
	2021	2020	2019
Current:
Federal	$13	$4	$(9)
State and local	224	329	243
Foreign	—	(41)	54
Total current provision	237	292	288
Deferred:
Federal	(3,820)	(2,272)	14,097
State and local	(44)	—	(1)
Foreign	(3)	(4)	—
Total deferred (benefit) provision	(3,867)	(2,276)	14,096
Total	$(3,630)	$(1,984)	$14,384

Prior to the spin-off, we are taxed as a flow-through entity for U.S. income tax purposes and our taxable income or loss generated was the responsibility of our Parent, except as related to certain wholly owned corporate subsidiaries of the infrastructure business. Taxable income or loss generated by our corporate subsidiaries is subject to U.S. federal, state and foreign corporate income tax in locations where they conduct business.

The difference between our reported total provision for income taxes and the U.S. federal statutory rate of 21% is as follows:

	Year Ended December 31,
	2021	2020	2019
U.S. federal tax at statutory rate	21.00%	21.00%	21.00%
Income not subject to tax at statutory rate	4.77%	4.15%	(212.63)%
State and local taxes	(0.22)%	(0.45)%	7.44%
Foreign taxes	—%	0.06%	1.67%
Other	(4.43)%	0.06%	10.99%
Change in valuation allowance	(17.75)%	(22.13)%	614.62%
Provision for income taxes	3.37%	2.69%	443.09%

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$112,999	$85,174
Accrued expenses	2,275	469
Interest expense	23,483	25,488
Operating lease liabilities	23,503	10,119
Investment in partnerships	15,524	—
Other	803	2,619
Total deferred tax assets	178,587	123,869
Less valuation allowance	(137,771)	(94,139)
Net deferred tax assets	40,816	29,730
Deferred tax liabilities:
Investment in partnerships	—	(14,982)
Fixed assets and goodwill	(16,900)	(9,550)
Operating lease right-of-use assets	(23,772)	(10,062)
Net deferred tax assets (liabilities)	$144	$(4,864)

The net operating losses include the tax benefits from expense allocations from the Parent to certain taxable subsidiaries within the Company, for all periods presented. These tax benefits are not compensated by the Parent and will not be included in the Company’s net operating losses after Separation.

Deferred tax assets and liabilities are reported net in Other assets or Other liabilities in the Combined Consolidated Balance Sheets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. We have analyzed our deferred tax assets and have determined, based on the weight of available evidence, that it is more likely than not that a significant portion will not be realized. Accordingly, valuation allowances have been recognized as of December 31, 2021 and 2020 of $137.8 million and $94.1 million, respectively, related to certain deductible temporary differences and net operating loss carryforwards.

A summary of the changes in the valuation allowance is as follows:

	December 31,
	2021	2020
Valuation allowance at beginning of period	$94,139	$81,313
Change due to current year losses	43,632	12,826
Valuation allowance at end of period	$137,771	$94,139

As of December 31, 2021, certain of our corporate subsidiaries had U.S. federal net operating loss carryforwards of approximately $520.3 million that are available to offset future taxable income. If not utilized, $169.1 million of these carryforwards will begin to expire in the year 2034, with $351.2 million of these carryforwards having no expiration date. The utilization of the net operating loss carryforwards to reduce future income taxes will depend on the relevant corporate subsidiary’s ability to generate sufficient taxable income prior to the expiration of the carryforward period, if any. In addition, the maximum annual use of net operating loss carryforwards may be limited after certain changes in stock ownership.

As of and for the year ended December 31, 2021, we had not established a liability for uncertain tax positions as no such positions existed. In general, our tax returns and the tax returns of our corporate subsidiaries are subject to U.S. federal, state, local and foreign income tax examinations by tax authorities. Generally, we are not subject to examination by taxing authorities for tax years prior to 2018. We do not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly change within 12 months of the reporting date.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
16.  MANAGEMENT AGREEMENT AND AFFILIATE TRANSACTIONS

The Parent, and FTAI Infrastructure as a part of the Parent, are externally managed by the Manager. The Manager is paid annual fees in exchange for advising us on various aspects of our business, formulating our investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing our day-to-day operations, inclusive of all costs incidental thereto. In addition, the Manager may be reimbursed for various expenses incurred by the Manager on our behalf, including the costs of legal, accounting and other administrative activities. In May 2015, in connection with the Parent’s initial public offering (“IPO”), the Parent and the Manager entered into the Management Agreement. Additionally, the Parent has entered into certain incentive allocation arrangements with Fortress Worldwide Transportation and Infrastructure Master GP LLC (the “Master GP”).

The Manager is entitled to a management fee, incentive allocations (comprised of Income Incentive Allocation and Capital Gains Incentive Allocation described below) and reimbursement of certain expenses. The management fee is determined by taking the average value of total equity (excluding non-controlling interests) of the Parent determined on a consolidated basis in accordance with U.S. GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash.

The income incentive allocation is calculated and distributable quarterly in arrears based on the pre-incentive allocation net income for the immediately preceding calendar quarter (the “Income Incentive Allocation”). For this purpose, pre-incentive allocation net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with U.S. GAAP excluding the Parent’s pro rata share of (1) realized or unrealized gains and losses, and (2) certain non-cash or one-time items, and (3) any other adjustments as may be approved by the independent directors. Pre-incentive allocation net income does not include any Income Incentive Allocation or Capital Gains Incentive Allocation (described below) paid to the Master GP during the relevant quarter.

The Master GP is entitled to an Income Incentive Allocation with respect to its pre-incentive allocation net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which pre-incentive allocation net income, expressed as a rate of return on the average value of the Parent’s net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2% for such quarter (8% annualized); (2) 100% of pre-incentive allocation net income of the Parent with respect to that portion of such pre-incentive allocation net income, if any, that is equal to or exceeds 2% but does not exceed 2.2223% for such quarter; and (3) 10% of the amount of pre-incentive allocation net income of the Parent, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months.

Capital Gains Incentive Allocation is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Parent’s pro rata share of cumulative realized gains from the date of the Parent’s IPO through the end of the applicable calendar year, net of the Parent’s pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses and all realized gains upon which prior performance-based Capital Gains Incentive Allocation payments were made to the Master GP.

A portion of the management fee, income incentive allocation, and capital gains incentive allocation that are attributable to the operations of FTAI Infrastructure is recorded in the Management fees and incentive allocation to affiliate on the Combined Consolidated Statement of Operations. These amounts are allocated on the following basis:

Management fee—Management fee is allocated to FTAI Infrastructure by applying the calculation methodology described above to the equity of FTAI Infrastructure included in these combined consolidated financial statements.

Income Incentive Allocation and Capital Gains Incentive Allocation—The Income Incentive Allocation and Capital Gains Incentive Allocation are allocated to FTAI Infrastructure by applying the allocation calculation methodology described above to FTAI Infrastructure’s financial results in each respective period.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table summarizes the management fees, income incentive allocation and capital gains incentive allocation included in these combined consolidated financial statements:

	Year Ended December 31,
	2021	2020	2019
Management fees	$15,638	$13,073	$10,722
Capital gains incentive allocation	—	—	5,819
Total	$15,638	$13,073	$16,541

The Parent pays all of its operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by the Parent include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of its assets, legal and auditing fees and expenses, the compensation and expenses of the Parent’s independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Parent (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of the Parent, costs and expenses incurred in contracting with third parties (including affiliates of the Manager), the costs of printing and mailing proxies and reports to the Parent’s shareholders, costs incurred by the Manager or its affiliates for travel on the Parent’s behalf, costs associated with any computer software or hardware that is used by the Parent, costs to obtain liability insurance to indemnify the Parent’s directors and officers and the compensation and expenses of the Parent’s transfer agent.

The Parent will pay or reimburse the Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses. A portion of the Parent’s reimbursement to the Manager is allocated to FTAI Infrastructure based on an estimate of time incurred by the Manager’s employees on activities related to our operations.

A portion of these reimbursable expenses that the Parent paid to the Manager and are attributable to FTAI Infrastructure are included in the combined consolidated financial statements as follows:

	Year Ended December 31,
	2021	2020	2019
Classification in the Combined Consolidated Statements of Operations:
General and administrative expenses	$3,937	$4,053	$3,747
Acquisition and transaction expenses	1,105	682	714
Total	$5,042	$4,735	$4,461

In addition to the above, the following corporate expenses, which were allocated from the Parent, are also included in the combined consolidated financial statements:

	Year Ended December 31,
	2021	2020	2019
Classification in the Combined Consolidated Statements of Operations:
General and administrative expenses	$4,776	$4,469	$3,722
Acquisition and transaction expenses	10,880	69	3,412
Total	$15,656	$4,538	$7,134

As of  December 31, 2021 and 2020, no amounts were recorded as a payable to the Manager or a receivable from the Manager.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
Other Affiliate Transactions

As of December 31, 2021 and 2020 an affiliate of our Manager owns an approximately 20% interest in Jefferson Terminal which has been accounted for as a component of non-controlling interest in consolidated subsidiaries in the accompanying combined consolidated financial statements. The carrying amount of this non-controlling interest as of  December 31, 2021 and 2020 was $(9.1) million and $17.2 million, respectively.

The following table presents the amount of this non-controlling interest share of net loss:

	Year Ended December 31,
	2021	2020	2019
Non-controlling interest share of net loss	$(26,472)	$(16,522)	$(17,571)

In July 2020, we purchased a 14% interest in FYX from an affiliate of our Manager, which retained a non-controlling interest in FYX subsequent to the transaction. Additionally, other investors in FYX are also affiliates of our Manager. See Note 6 for additional information related to FYX.

In connection with the Capital Call Agreement related to the Series 2016 Bonds, we entered into a Fee and Support Agreement with an affiliate of our Manager. The Fee and Support Agreement provides that the affiliate of the Manager is compensated for its guarantee of a portion of the obligations under the Standby Bond Purchase Agreement. This affiliate of the Manager received fees of $1.7 million, was amortized as interest expense to the earlier of the redemption date or February 13, 2020.

In connection with the amendment to the Jefferson Revolver, on December 20, 2018, our subsidiary and an affiliate of our Manager entered into an amended and restated Fee and Support Agreement, and our subsidiary issued a $0.3 million promissory note to the affiliate of our Manager, as consideration for the fee payable pursuant to the amended and restated Fee and Support Agreement.

In February 2020, the Fee and Support Agreement was terminated in connection with the Jefferson Refinancing.

17.  SEGMENT INFORMATION

Prior to the third quarter of 2022, we operated as three reportable segments. During the third quarter of 2022, we reorganized our historical operating segments into five operating segments as described below. Additionally, during the third quarter of 2022, we modified our definition of Adjusted EBITDA to exclude the impact of interest costs on pension and other post-employment benefit (“OPEB”) liabilities. All segment data and related disclosures for earlier periods presented herein have been recast to reflect the new segment reporting structure.

Our reportable segments represent strategic business units comprised of investments in different types of infrastructure assets. We have five reportable segments which operate in infrastructure businesses across several market sectors, all in North America. Our reportable segments are (i) Railroad, (ii) Jefferson Terminal, (iii) Repauno, (iv) Power and Gas and (v) Sustainability and Energy Transition. The Railroad segment is comprised of five freight railroads and one switching company that provide rail service to certain manufacturing and production facilities, in addition to KRS, a railcar cleaning operation. The Jefferson Terminal segment consists of a multi-modal crude oil and refined products terminal and other related assets. The Repauno segment consists of a 1,630-acre deep-water port located along the Delaware River with an underground storage cavern, a new multipurpose dock, a rail-to-ship transloading system and multiple industrial development opportunities. The Power and Gas segment is comprised of an equity method investment in Long Ridge, which is a 1,660-acre multi-modal port located along the Ohio River with rail, dock, and multiple industrial development opportunities, including a power plant in operation. The Sustainability and Energy Transition segment is comprised of Aleon/Gladieux, Clean Planet, and CarbonFree, and all three investments are development stage businesses focused on sustainability and recycling.

Corporate and Other primarily consists of corporate general and administrative expenses, and management fees, all allocated from the Parent. Additionally, Corporate and Other includes an investment in an unconsolidated entity engaged in the acquisition and leasing of shipping containers and an investment in an operating company that provides roadside assistance services for the intermodal and over-the-road trucking industries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The chief operating decision maker (“CODM”) evaluates investment performance for each reportable segment primarily based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) attributable to Parent, adjusted (a) to exclude the impact of provision for (benefit from) income taxes, equity-based compensation expense, acquisition and transaction expenses, losses on the modification or extinguishment of debt and capital lease obligations, changes in fair value of non-hedge derivative instruments, asset impairment charges, incentive allocations, depreciation and amortization expense, interest expense and interest costs on pension and OPEB liabilities, (b) to include the impact of our pro-rata share of Adjusted EBITDA from unconsolidated entities, and (c) to exclude the impact of equity in earnings (losses) of unconsolidated entities and the non-controlling share of Adjusted EBITDA.

We believe that net income (loss) attributable to Parent, as defined by U.S. GAAP, is the most appropriate earnings measurement with which to reconcile Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to Parent as determined in accordance with U.S. GAAP.

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following tables set forth certain information for each reportable segment:

I. For the Year Ended December 31, 2021

	Year Ended December 31, 2021
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Revenues
Total revenues	$62,250	$46,352	$11,617	$—	$—	$—	$120,219

Expenses
Operating expenses	35,824	48,255	14,304	99	—	59	98,541
General and administrative	—	—	—	—	—	8,737	8,737
Acquisition and transaction expenses	2,841	—	—	—	—	11,985	14,826
Management fees and incentive allocation to affiliate	—	—	—	—	—	15,638	15,638
Depreciation and amortization	8,951	36,013	9,052	—	—	—	54,016
Total expenses	47,616	84,268	23,356	99	—	36,419	191,758

Other (expense) income
Equity in (losses) earnings of unconsolidated entities	—	—	—	(13,597)	(372)	470	(13,499)
Gain on sale of assets, net	—	—	16	—	—	—	16
Interest expense	(60)	(14,812)	(1,147)	—	—	—	(16,019)
Other expense	(422)	(4,726)	—	(3,782)	—	—	(8,930)
Total other (expense) income	(482)	(19,538)	(1,131)	(17,379)	(372)	470	(38,432)
Income (loss) before income taxes	14,152	(57,454)	(12,870)	(17,478)	(372)	(35,949)	(109,971)
Provision for (benefit from) income taxes	64	229	—	(3,930)	—	7	(3,630)
Net income (loss)	14,088	(57,683)	(12,870)	(13,548)	(372)	(35,956)	(106,341)
Less: Net loss attributable to non-controlling interests in consolidated subsidiaries	—	(26,250)	(222)	—	—	—	(26,472)
Net income (loss) attributable to Parent	$14,088	$(31,433)	$(12,648)	$(13,548)	$(372)	$(35,956)	$(79,869)

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table sets forth a reconciliation of Adjusted EBITDA to net loss attributable to Parent:

	Year Ended December 31, 2021
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Adjusted EBITDA	$26,449	$10,631	$(4,149)	$25,524	$(372)	$(24,372)	$33,711
Add: Non-controlling share of Adjusted EBITDA							12,508
Add: Equity in losses of unconsolidated entities							(13,499)
Less: Interest costs on pension and OPEB liabilities							(445)
Less: Pro-rata share of Adjusted EBITDA from unconsolidated entities							(29,095)
Less: Interest expense							(16,019)
Less: Depreciation and amortization expense							(54,016)
Less: Incentive allocations							—
Less: Asset impairment charges							—
Less: Changes in fair value of non-hedge derivative instruments							2,220
Less: Losses on the modification or extinguishment of debt and capital lease obligations							—
Less: Acquisition and transaction expenses							(14,826)
Less: Equity-based compensation expense							(4,038)
Less: Benefit from income taxes							3,630
Net loss attributable to Parent							$(79,869)

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
II. For the Year Ended December 31, 2020

	Year Ended December 31, 2020
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Revenues
Total revenues	$4,424	$60,283	$3,855	$—	$—	$—	$68,562

Expenses
Operating expenses	5,992	53,072	8,971	1,356	—	—	69,391
General and administrative	—	—	—	—	—	8,522	8,522
Acquisition and transaction expenses	—	—	—	907	—	751	1,658
Management fees and incentive allocation to affiliate	—	—	—	—	—	13,073	13,073
Depreciation and amortization	583	29,034	1,497	—	—	—	31,114
Total expenses	6,575	82,106	10,468	2,263	—	22,346	123,758

Other (expense) income
Equity in (losses) earnings of unconsolidated entities	—	—	—	(3,222)	—	115	(3,107)
Loss on sale of assets, net	—	(8)	—	—	—	—	(8)
Loss on extinguishment of debt	—	(4,724)	—	—	—	—	(4,724)
Interest expense	(3)	(9,426)	(1,335)	—	—	—	(10,764)
Other income	—	92	—	—	—	—	92
Total other (expense) income	(3)	(14,066)	(1,335)	(3,222)	—	115	(18,511)
Loss before income taxes	(2,154)	(35,889)	(7,948)	(5,485)	—	(22,231)	(73,707)
Provision for (benefit from) income taxes	—	278	—	(2,265)	—	3	(1,984)
Net loss	(2,154)	(36,167)	(7,948)	(3,220)	—	(22,234)	(71,723)
Less: Net loss attributable to non-controlling interests in consolidated subsidiaries	—	(16,483)	(39)	—	—	—	(16,522)
Net loss attributable to Parent	$(2,154)	$(19,684)	$(7,909)	$(3,220)	$—	$(22,234)	$(55,201)

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table sets forth a reconciliation of Adjusted EBITDA to net loss attributable to Parent:

	Year Ended December 31, 2020
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Adjusted EBITDA	$(1,568)	$16,118	$(4,548)	$1,948	$—	$(21,759)	$(9,809)
Add: Non-controlling share of Adjusted EBITDA							9,637
Add: Equity in losses of unconsolidated entities							(3,107)
Less: Interest costs on pension and OPEB liabilities							—
Less: Pro-rata share of Adjusted EBITDA from unconsolidated entities							(3,140)
Less: Interest expense							(10,764)
Less: Depreciation and amortization expense							(31,114)
Less: Incentive allocations							—
Less: Asset impairment charges							—
Less: Changes in fair value of non-hedge derivative instruments							(181)
Less: Losses on the modification or extinguishment of debt and capital lease obligations							(4,724)
Less: Acquisition and transaction expenses							(1,658)
Less: Equity-based compensation expense							(2,325)
Less: Benefit from income taxes							1,984
Net loss attributable to Parent							$(55,201)

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
III. For the Year Ended December 31, 2019

	Year Ended December 31, 2019
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Revenues
Total revenues	$2,917	$204,348	$7,886	$14,301	$—	$—	$229,452

Expenses
Operating expenses	4,549	231,506	9,599	15,255	—	—	260,909
General and administrative	—	—	—	—	—	7,469	7,469
Acquisition and transaction expenses	—	—	—	5,008	—	4,126	9,134
Management fees and incentive allocation to affiliate	—	—	—	—	—	16,541	16,541
Depreciation and amortization	405	22,873	1,480	8,370	—	—	33,128
Asset impairment	—	—	—	4,726	—	—	4,726
Total expenses	4,954	254,379	11,079	33,359	—	28,136	331,907

Other income (expense)
Equity in losses of unconsolidated entities	—	(292)	—	(192)	—	(62)	(546)
Gain on sale of assets, net	—	4,636	—	116,660	—	—	121,296
Interest expense	(6)	(16,189)	(1,373)	(339)	—	—	(17,907)
Other income	6	752	—	2,098	—	1	2,857
Total other (expense) income	—	(11,093)	(1,373)	118,227	—	(61)	105,700
(Loss) income before income taxes	(2,037)	(61,124)	(4,566)	99,169	—	(28,197)	3,245
Provision for (benefit from) income taxes	—	284	—	14,106	—	(6)	14,384
Net (loss) income	(2,037)	(61,408)	(4,566)	85,063	—	(28,191)	(11,139)
Less: Net loss attributable to non-controlling interests in consolidated subsidiaries	—	(17,356)	(215)	—	—	—	(17,571)
Net (loss) income attributable to Parent	$(2,037)	$(44,052)	$(4,351)	$85,063	$—	$(28,191)	$6,432

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
The following table sets forth a reconciliation of Adjusted EBITDA to net income attributable to Parent:

	Year Ended December 31, 2019
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Adjusted EBITDA	$(1,626)	$(6,160)	$(1,082)	$115,842	$—	$(18,251)	$88,723
Add: Non-controlling share of Adjusted EBITDA							9,859
Add: Equity in losses of unconsolidated entities							(546)
Less: Interest costs on pension and OPEB liabilities							—
Less: Pro-rata share of Adjusted EBITDA from unconsolidated entities							(442)
Less: Interest expense							(17,907)
Less: Depreciation and amortization expense							(33,128)
Less: Incentive allocations							(5,819)
Less: Asset impairment charges							(4,726)
Less: Changes in fair value of non-hedge derivative instruments							(4,555)
Less: Losses on the modification or extinguishment of debt and capital lease obligations							—
Less: Acquisition and transaction expenses							(9,134)
Less: Equity-based compensation expense							(1,509)
Less: Provision for income taxes							(14,384)
Net income attributable to Parent							$6,432

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
IV. Balance Sheet

The following tables sets forth the summarized balance sheet. All property, plant and equipment and leasing equipment are located in North America.

	December 31, 2021
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Current assets	$72,965	$296,753	$34,943	$357	$7,680	$286	$412,984
Non-current assets	695,632	987,678	281,599	—	53,152	11,256	2,029,317
Total assets	768,597	1,284,431	316,542	357	60,832	11,542	2,442,301

Debt, net	—	693,624	25,000	—	—	—	718,624

Current liabilities	56,690	67,612	5,135	19	—	11	129,467
Non-current liabilities	52,180	753,113	27,965	17,530	—	—	850,788
Total liabilities	108,870	820,725	33,100	17,549	—	11	980,255

Non-controlling interests in equity of consolidated subsidiaries	—	(2,604)	1,888	—	—	625	(91)

Total equity	659,727	463,706	283,442	(17,192)	60,832	11,531	1,462,046

Total liabilities and equity	$768,597	$1,284,431	$316,542	$357	$60,832	$11,542	$2,442,301

	December 31, 2020
		Ports and Terminals
	Railroad	Jefferson Terminal	Repauno	Power and Gas	Sustainability and Energy Transition	Corporate and Other	Total
Current assets	$1,293	$79,288	$2,928	$8	$—	$998	$84,515
Non-current assets	5,320	910,640	270,642	126,639	—	1,254	1,314,495
Total assets	6,613	989,928	273,570	126,647	—	2,252	1,399,010

Debt, net	—	253,473	25,000	—	—	—	278,473

Current liabilities	809	52,242	29,271	32	—	3	82,357
Non-current liabilities	—	313,387	3,000	4,869	—	—	321,256
Total liabilities	809	365,629	32,271	4,901	—	3	403,613

Non-controlling interests in equity of consolidated subsidiaries	—	20,947	1,396	—	—		22,343

Total equity	5,804	624,299	241,299	121,746	—	2,249	995,397

Total liabilities and equity	$6,613	$989,928	$273,570	$126,647	$—	$2,252	$1,399,010

FTAI INFRASTRUCTURE
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in tables in thousands, unless otherwise noted)
18.  COMMITMENTS AND CONTINGENCIES

In the normal course of business FTAI Infrastructure and its subsidiaries may be involved in various claims, legal proceedings, or may enter into contracts that contain a variety of representations and warranties and which provide general indemnifications.

We have also entered into an arrangement with our non-controlling interest holder of Repauno, as part of the initial acquisition, whereby the non-controlling interest holder may receive additional payments contingent upon the achievement of certain conditions, not to exceed $15.0 million. We will account for such amounts when and if such conditions are achieved. The contingency related to $5.0 million of the total $15.0 million was resolved during the year ended December 31, 2021. The $5.0 million payment was included in the cost of the asset acquisition.

Jefferson entered into a two-year pipeline capacity agreement for a recently completed pipeline. Under the agreement, which took effect in the second quarter of 2021, Jefferson is obligated to pay fixed marketing fees over the two-year agreement, which totals a minimum of $10.2 million per year.

19.  SUBSEQUENT EVENTS

Subscription Agreements

On June 30, 2022, FTAI Infrastructure Inc. (the “Holding Company”) and Transtar, LLC, a subsidiary of our Holding Company, entered into subscription agreements with entities affiliated with Ares Management LLC (collectively, the “Subscriber”). Pursuant to the subscription agreement, the Holding Company agreed to sell to the Subscriber (i) 300,000 shares of newly-created Series A Senior Preferred Stock with a par value of $0.01 per share, (ii) warrants representing the right to purchase 3,342,566 shares of common stock of the Holding Company, with a par value of $0.01 per share, at an exercise price of $10.00 per share (as adjusted in accordance with the agreement governing the warrants), and (iii) warrants representing the right to purchase 3,342,566 shares of common stock at an exercise price of $0.01 per share, for an aggregate purchase price of $300.0 million, net of a discount of $9.0 million. Net proceeds were distributed to the Parent. These agreements were not effective until the spin-off, described below, was complete.

Senior Secured Notes Offering

On July 7, 2022, the Holding Company closed its private offering of $450.0 million aggregate principal amount of 10.500% senior secured notes due 2027, at an issue price equal to 94.585% of principal.

On July 25, 2022, the Holding Company closed its private offering of an additional $50.0 million aggregate principal amount of 10.500% senior secured notes due 2027, at an issue price equal to 94.585% of principal. The additional notes and the existing $450.0 million notes will be treated as a single class for all purposes under that certain indenture dated as of July 7, 2022, as supplemented. Net proceeds were distributed to the Parent. These notes were not effective until the spin-off, described below, was complete.

Conversion of Limited Liability Company to Corporation

On July 29, 2022, FTAI Infrastructure LLC was converted to a corporation, FTAI Infrastructure Inc., pursuant to the laws of the State of Delaware.

Adoption of Management Agreement

On July 31, 2022, the Holding Company entered into a management agreement with the Manager, an affiliate of Fortress (the “Management Agreement”), with substantially the same terms as the previously held management agreement between the Parent and the Manager.

FTAI Infrastructure Spin-off

On August 1, 2022, FTAI completed the spin-off of FTAI Infrastructure Inc., in which FTAI shareholders received one share of common stock of FTAI Infrastructure Inc., par value $0.01 per share for every one common share of FTAI held as of the close of business on July 21, 2022, the record date for the separation. As of that date, 99,387,467 shares were distributed. Following the distribution, FTAI Infrastructure Inc. became an independent, publicly-traded company with its common stock listed under the symbol “FIP” on The Nasdaq Global Select Market.

Manager Options

In connection with the spin-off,  the Holding Company issued 10.9 million options to the Manager pursuant to the Management Agreement as compensation to the Manager for the successful completion of an offering.

Nonqualified Stock Option and Incentive Award Plan

On August 1, 2022, the Board of Directors adopted a Nonqualified Stock Option and Incentive Award Plan which provides for the ability to grant equity compensation awards in the form of stock options, stock appreciation rights, restricted stock, and performance awards to eligible employees, consultants, directors, and other individuals who provide services to us, each as determined by the Compensation Committee of the Board of Directors. As of August 1, 2022, the Plan provides for the issuance of up to 30 million shares of the FTAI Infrastructure Inc.’s common stock.